PROSPECTUS SUPPLEMENT                           Filed pursuant to Rule 424(b)(5)
(To Prospectus Dated September 29, 1998)              Registration No. 333-62957

                                  $150,000,000

                     [THERMO ELECTRON LOGO APPEARS HERE]

                             7.625% NOTES DUE 2008

--------------------------------------------------------------------------------

This is a registered offering by Thermo Electron Corporation of $150,000,000 of 7.625% Notes due 2008. Interest is payable on April 30 and October 30 of each year, beginning April 30, 1999.

Thermo Electron may redeem all or part of the Notes at any time at the greater of their principal amount or the discounted present value of the remaining scheduled payments of principal and interest plus, in each case, accrued and unpaid interest. The Notes are unsecured and unsubordinated debt securities, and are not convertible into or exchangeable for Common Stock of Thermo Electron.

Application has been made to list the Notes on the Luxembourg Stock Exchange. The Notes have been approved for clearance through the Cedel and Euroclear systems.

                                                          Per Note    Total
                                                          -------- ------------
Offering Price..........................................  99.724%  $149,586,000
Underwriting Discount...................................    .650%  $    975,000
Proceeds to Thermo Electron.............................  99.074%  $148,611,000

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement or the attached Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes should be delivered on or about October 29, 1998 through the book-entry facilities of The Depository Trust Company.

--------------------------------------------------------------------------------

LEHMAN BROTHERS                                             SALOMON SMITH BARNEY

October 26, 1998

                               TABLE OF CONTENTS

                     PROSPECTUS SUPPLEMENT                           PAGE
                     ---------------------                           ----
The Company........................................................   S-3
Use of Proceeds....................................................   S-7
Capitalization.....................................................   S-8
Selected Consolidated Financial Data...............................   S-9
Business...........................................................  S-11
Description of the Notes...........................................  S-25
Certain United States Federal Tax Considerations...................  S-31
Underwriting.......................................................  S-34
Legal Matters......................................................  S-35
Listing and General Information....................................  S-35

                              PROSPECTUS                               PAGE
                              ----------                               ----
Risk Factors..........................................................   2
Available Information.................................................   2
Incorporation of Certain Documents by Reference.......................   3
The Company...........................................................   4
Use of Proceeds.......................................................   5
Ratios of Earnings to Fixed Charges...................................   5
Description of Debt Securities of the Company.........................   6
Plan of Distribution..................................................  25
Validity of Securities................................................  26
Experts...............................................................  26

  This Prospectus Supplement and the attached Prospectus contain information about Thermo Electron and the Notes. They also refer to information contained in other documents filed by Thermo Electron with the SEC. References to this Prospectus Supplement or the Prospectus also mean the information contained in such other documents. If this Prospectus Supplement is inconsistent with the Prospectus, rely on this Prospectus Supplement.

  Investors may rely only on the information in this Prospectus Supplement or the Prospectus or in documents incorporated by reference into the Prospectus. Thermo Electron and the Underwriters have not authorized anyone to provide any different or additional information. These documents are not an offer to sell or a solicitation of an offer to buy Notes to any person in any jurisdiction where it is unlawful. Neither the delivery of these documents nor any sale of Notes means that information in these documents is correct or complete after the date of this Prospectus Supplement.

  These documents make forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors should consider any statements that are not statements of historical fact to be forward-looking statements. The words "believes", "anticipates", "plans", "expects", "seeks", "estimates", and similar expressions identify forward-looking statements. There are a number of important factors that could cause the results of Thermo Electron to differ materially from those indicated by such forward-looking statements, including those discussed in the documents referred to in the Prospectus under the caption "Risk Factors".

  Certain jurisdictions may restrict the distribution of these documents and the offering of the Notes. Thermo Electron and the Underwriters require persons receiving these documents to inform themselves about and to observe any such restrictions. Thermo Electron and the Underwriters have not taken any action that would permit an offering of the Notes or the distribution of these documents in any jurisdiction that requires such action.

  For United Kingdom Purchasers: The Notes may not be offered or sold in the United Kingdom other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments, whether as principal or agent (except in circumstances that do not constitute an offer to the public within the meaning of the Public Offers of Securities Regulations 1995 or the Financial Services Act 1986), and these documents may only be issued or passed on to any person in the United Kingdom if that person is of a kind described in
Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996, as amended, or is a person to whom these documents may otherwise lawfully be passed on.

  This Prospectus Supplement and the attached Prospectus contain information with regard to Thermo Electron. Thermo Electron accepts full responsibility for the accuracy of the information contained in these documents and confirms, having made all reasonable inquiries, that to the best of its knowledge and belief there are no other facts the omission of which would make any statement herein or in the Prospectus misleading in any material respect.

                                  THE COMPANY

GENERAL DESCRIPTION OF BUSINESS

  Thermo Electron Corporation ("Thermo Electron" or the "Company") is a diversified technology company that provides instruments, systems, and services primarily to industrial, healthcare, and environmental markets. Thermo Electron seeks to identify major emerging needs in society that can be addressed by its technologies. In its 42-year history, Thermo Electron has become a leader in certain markets where continued technological innovation is integral to success. For example, Thermo Electron is a worldwide leader in the design, manufacture, and sale of

  . analytical instruments,

  . paper recycling equipment,

  . heart-assist devices, and

  . mammography systems.

  Thermo Electron also provides a range of other specialized products, including

  . medical diagnostic equipment,

  . alternative-energy systems,

  . industrial process controls, and

  . environmental-contamination monitors.

  In addition, Thermo Electron offers a range of services, particularly the outsourcing of environmental-liability management and laboratory analysis for various industries, and conducts advanced-technology research and development.

  Thermo Electron's ability to innovate derives, in part, from a unique corporate structure that it developed to retain its entrepreneurial spirit while continuing its growth. In 1983, Thermo Electron adopted a strategy of "spinning out" certain of its businesses by selling a minority interest in those subsidiaries to outside investors. Thermo Electron believes that this strategy provides additional motivation and incentives for the management of the spinout companies through the establishment of subsidiary stock-option incentive programs, as well as capital to sustain the subsidiaries' growth. Thermo Electron's corporate office provides its wholly and majority-owned subsidiaries with cost-effective, centralized business development, administrative, financial, and other resources. Thermo Electron has 29 subsidiaries that have sold minority equity interests, 23 of which are publicly traded and six of which are privately held.

RECENT DEVELOPMENTS

  On August 12, 1998, Thermo Electron announced a proposed reorganization involving the Company and certain of its subsidiaries. The goals of the proposed reorganization include (1) consolidating and strategically realigning certain businesses to enhance their competitive market position and improve management coordination and (2) increasing liquidity in the public markets by providing larger market floats for Thermo Electron's publicly traded subsidiaries. If completed as proposed, the reorganization would reduce the number of the Company's majority-owned public subsidiaries from 23 to 15. It may take up to two years to complete all aspects of the plan. Each component of the reorganization is subject to numerous conditions, including the following (not all of which are applicable to each component): establishment of prices and/or exchange ratios; confirmation of anticipated tax consequences; approval by the board of directors (including the independent directors) of each of the affected majority-owned subsidiaries; negotiation and execution of definitive purchase and sale or merger agreements; clearance, where necessary, by the Securities and Exchange Commission of any necessary documents regarding the proposed transactions; and, where appropriate, fairness opinions from one or more investment banking firms on certain financial aspects of the transactions. For further details regarding the proposed reorganization, see "Business."

  On September 29, 1998, Thermo Electron announced that it will incur approximately $53 million of restructuring and other charges in the third quarter, ending October 3, 1998. These charges will reduce third quarter 1998 diluted earnings per share by approximately $.17. Thermo Electron estimates that these actions will result in 1999 operating savings totaling approximately $30 million.

  In addition, on September 29, 1998, Thermo Electron announced that it has named Arvin H. Smith as President of Thermo Electron, effective immediately. Mr. Smith previously served as Executive Vice President of Thermo Electron.

  The Company has amended its Bylaws to increase the maximum number of directors of the Company from twelve to thirteen. In June 1998, the Company's Board of Directors elected Robert W. O'Leary, Chairman and Chief Executive Officer of Premier, Inc., a strategic healthcare alliance, to the Board.

PRODUCTS AND SERVICES OF THERMO ELECTRON

  Thermo Electron's products and services are divided into six segments:

  .   Instruments,

  .   Biomedical Products,

  .   Advanced Technology,

  .   Alternative Energy,

  .   Industrial Outsourcing, and

  .   Paper Recycling.

  Products or services within a particular segment may be provided by more than one subsidiary, and certain subsidiaries' products or services are included in more than one segment. The following is a description of the principal products and services offered by Thermo Electron in these six industry segments:

 Instruments

  Thermo Electron is a leading provider of monitoring, analytical, and biomedical instrumentation and software. Thermo Electron's monitoring instruments are used to provide on-line process control for numerous industries and to detect and measure environmental pollutants. Its systems are also used by industry and academia to analyze a broad range of complex molecular compounds and elements in gases, liquids, and solids, and are applied in the life sciences for biochemical research, clinical diagnosis, and pharmaceutical production. This segment includes all of Thermo Electron's Thermo Instrument Systems Inc. ("Thermo Instrument") subsidiaries.

 Biomedical Products

  Thermo Electron is a leading provider of mammography systems and heart-assist devices, and supplies a wide range of medical systems and devices for diagnostic imaging, respiratory care, neurodiagnostics, sleep analysis, wireless monitoring, and blood management. This segment includes wholly owned portions of Thermo Electron's Thermedics Inc. ("Thermedics") subsidiary, its Thermo Cardiosystems Inc. ("Thermo Cardiosystems"), Trex Medical Corporation ("Trex Medical"), and ThermoLase Corporation ("ThermoLase") subsidiaries, and its wholly owned Thermo Biomedical group of subsidiaries.

 Advanced Technology

  Thermo Electron conducts research and development, often sponsored by the U.S. government, in pursuit of viable commercial opportunities for new ventures. Its basic and applied research currently spans communications, avionics, X-ray detection, advanced materials, and lasers. Thermo Electron also provides systems integration primarily in the fields of information technology, advanced radar and imaging, and health systems. A number of subsidiaries also provide various instrument systems, developed primarily for product quality-assurance applications in industrial, food and beverage, pharmaceutical, and electronics markets. This segment includes wholly and majority-owned portions of Thermo Electron's ThermoTrex Corporation ("ThermoTrex") and Thermedics subsidiaries, and its Thermo Sentron Inc. ("Thermo Sentron"), Thermo Voltek Corp. ("Thermo Voltek"), Thermedics Detection Inc. ("Thermedics Detection"), and Thermo Coleman Corporation ("Thermo Coleman") subsidiaries.

 Alternative Energy

  Thermo Electron operates independent (non-utility) power plants that use clean power processes, develops and markets clean fuels, and produces biopesticides. Thermo Electron also manufactures intelligent traffic-control systems, ozone-safe industrial refrigeration equipment, and low-emission natural gas engines. This segment includes Thermo Electron's Thermo Ecotek Corporation ("Thermo Ecotek") and Thermo Power Corporation ("Thermo Power") subsidiaries.

 Industrial Outsourcing

  Thermo Electron provides outsourcing services, primarily in environmental-liability management and infrastructure planning and design, with specialization in municipal and industrial water-quality management, natural resource management, and laboratory testing and analysis. This segment includes all of Thermo Electron's Thermo TerraTech Inc. ("Thermo TerraTech") subsidiaries.

 Paper Recycling

  Thermo Electron is a leading provider of systems and accessories for the worldwide papermaking and paper recycling industry, and is developing technology to recover valuable products generated as byproducts of the papermaking process for use in various commercial products. This segment includes Thermo Electron's Thermo Fibertek Inc. ("Thermo Fibertek") and Thermo Fibergen Inc. ("Thermo Fibergen") subsidiaries.

REVENUES BY BUSINESS SEGMENT

                                  SIX MONTHS ENDED                             FISCAL YEAR (1)
                          ----------------------------------- -----------------------------------------------------
                              JULY 4,           JUNE 28,
                                1998              1997              1997              1996              1995
                          ----------------- ----------------- ----------------- ----------------- -----------------
                                      % OF              % OF              % OF              % OF              % OF
                           REVENUES   TOTAL  REVENUES   TOTAL  REVENUES   TOTAL  REVENUES   TOTAL  REVENUES   TOTAL
                          ----------  ----- ----------  ----- ----------  ----- ----------  ----- ----------  -----
                                                   (IN THOUSANDS, EXCEPT PERCENTAGES)
Instruments.............   $ 803,335    42%  $ 734,355    45% $1,592,314    45% $1,209,362    41% $  782,662    35%
Biomedical Products.....     331,556    18     281,517    17     590,234    16     455,890    16     316,622    14
Advanced Technology.....     209,222    11     196,442    12     415,016    12     375,459    13     323,567    14
Alternative Energy......     250,109    13     167,766    10     384,923    11     339,813    11     325,912    14
Industrial Outsourcing..     169,089     9     141,710     9     305,508     8     273,894     9     210,503     9
Paper Recycling.........     131,649     7     121,338     7     278,911     8     286,312    10     317,951    14
Intersegment Sales
 Elimination(2).........      (2,898)  --       (4,607)  --       (8,586)  --       (8,172)  --       (6,926)  --
                          ----------   ---  ----------   ---  ----------   ---  ----------   ---  ----------   ---
                          $1,892,062   100% $1,638,521   100% $3,558,320   100% $2,932,558   100% $2,270,291   100%
                          ==========   ===  ==========   ===  ==========   ===  ==========   ===  ==========   ===

--------
(1) Thermo Electron's 1997, 1996 and 1995 fiscal years set forth in this table ended on January 3, 1998, December 28, 1996 and December 30, 1995, respectively.

(2) Intersegment sales are accounted for at prices that are representative of transactions with unaffiliated parties.

  Thermo Electron is a Delaware corporation and was incorporated in 1960. Thermo Electron completed its initial public offering in 1967 and was listed on the New York Stock Exchange in 1980. Thermo Electron's principal executive offices are located at 81 Wyman Street, Waltham, Massachusetts, and its telephone number is (781) 622-1000.

  For additional information about the Company's business, see "Business."

                                USE OF PROCEEDS

  The Company estimates that its net proceeds from the sale of the Notes, after deducting the underwriting discount and offering expenses payable by the Company, will be approximately $148,400,000.

  The Company intends to transfer the net proceeds of the offering to its majority-owned subsidiary, Thermo Power, in exchange for a note in the amount of the net proceeds. The note from Thermo Power will have interest and maturity terms that are equivalent to the comparable terms of the Notes. Thermo Power intends to use such proceeds to partially repay its outstanding indebtedness to the Company under a promissory note issued in connection with Thermo Power's acquisition, in November 1997, of Peek plc (the "Peek Acquisition"). To finance the Peek Acquisition, Thermo Power borrowed $160,000,000 from Thermo Electron pursuant to a promissory note due November 1999. That note bears interest at the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter. The Company intends to use the proceeds from such repayment by Thermo Power for general corporate purposes, which may include possible acquisitions of businesses, repayment of outstanding indebtedness, capital expenditures, working capital requirements, research and development, and repurchase of its Common Stock and other securities and the securities of any of its subsidiaries through open-market purchases or otherwise.

                                 CAPITALIZATION

  The following table sets forth the capitalization of Thermo Electron as of July 4, 1998 and as adjusted to give effect to the issuance of the Notes. During the third quarter of 1998, Thermo Electron and its majority-owned subsidiaries expended approximately $350 million to purchase common stock and debentures of Thermo Electron and certain of its majority-owned subsidiaries. There has been no material change in the capitalization of Thermo Electron since July 4, 1998 (with the possible exception of the purchases described in the preceeding sentence).

                                                          AS OF JULY 4, 1998
                                                        -----------------------
                                                          ACTUAL    AS ADJUSTED
                                                        ----------  -----------
                                                        (IN THOUSANDS, EXCEPT
                                                            SHARE AMOUNTS)
Short-term Obligations:
  Notes payable........................................ $   78,271  $   78,271
  Current maturities of long-term obligations..........     40,849      40,849
  Common stock of subsidiary subject to redemption
   ($18,450 redemption value)..........................     18,293      18,293
                                                        ----------  ----------
                                                        $  137,413  $  137,413
                                                        ==========  ==========
Long-term Obligations(1):
  Senior convertible obligations(2).................... $  187,292  $  187,292
  7.625% Notes.........................................        --      150,000
  Convertible subordinated obligations(3)..............  1,689,183   1,689,183
  Nonrecourse tax-exempt obligations...................     33,700      33,700
  Other................................................     39,807      39,807
                                                        ----------  ----------
                                                         1,949,982   2,099,982
                                                        ----------  ----------
Minority Interest......................................    840,411     840,411
                                                        ----------  ----------
Long-term Common Stock of Subsidiaries Subject to
 Redemption ($95,262 redemption value).................     93,806      93,806
                                                        ----------  ----------
Shareholders' Investment:
  Preferred stock, $100 par value, 50,000 shares
   authorized; none issued
  Common stock, $1 par value, 350,000,000 shares
   authorized; 166,968,457 shares issued(4)............    166,968     166,968
  Capital in excess of par value.......................  1,078,997   1,078,997
  Retained earnings....................................  1,161,918   1,161,918
  Treasury stock at cost, 104,406 shares...............     (4,002)     (4,002)
  Accumulated other comprehensive items................    (43,948)    (43,948)
                                                        ----------  ----------
                                                         2,359,933   2,359,933
                                                        ----------  ----------
Total Capitalization (Long-term Obligations, Minority
 Interest, Long-term Common Stock of Subsidiaries
 Subject to Redemption and Shareholders' Investment)... $5,244,132  $5,394,132
                                                        ==========  ==========

-------
(1) See Note 5 of Notes to Consolidated Financial Statements of Thermo
    Electron.
(2) Senior convertible obligations include $172,500,000 principal amount of 4 1/2% Senior Convertible Debentures due 2003 and $14,792,000 principal amount of 3 3/4% Senior Convertible Debentures due 2000 issued by Thermo Instrument Systems Inc. that are guaranteed on a senior basis by Thermo Electron.
(3) Convertible subordinated obligations include $585,000,000 principal amount of 4 1/4% Convertible Subordinated Debentures due 2003. Convertible subordinated obligations also include $250,000,000 principal amount of 4% Convertible Subordinated Debentures due 2005 issued by Thermo Instrument Systems Inc.; $34,950,000 principal amount of 4 7/8% Convertible Subordinated Debentures due 2000 issued by ThermoRetec Corporation; $2,450,000 principal amount of Non-interest bearing Convertible Subordinated Debentures due 2001 and $44,950,000 principal amount of 4 7/8% Convertible Subordinated Debentures due 2004 issued by Thermo Ecotek Corporation; $31,565,000 principal amount of Non-interest bearing Convertible Subordinated Debentures due 2003 and $15,851,000 principal amount of 2 7/8% Convertible Subordinated Debentures due 2003 issued by Thermedics Inc.; $111,850,000 principal amount of 4 5/8% Convertible Subordinated Debentures due 2003 issued by Thermo TerraTech Inc.; $5,250,000 principal amount of 3 3/4% Convertible Subordinated Debentures due 2000 issued by Thermo Voltek Corp.; $76,641,000 principal amount of 5% Convertible Subordinated Debentures due 2000 issued by ThermoQuest Corporation; $78,176,000 principal amount of 5% Convertible Subordinated Debentures due 2000 issued by Thermo Optek Corporation; $70,000,000 principal amount of 4 3/4% Convertible Subordinated Debentures due 2004 issued by Thermo Cardiosystems Inc.; $153,000,000 principal amount of 4 1/2% Convertible Subordinated Debentures due 2004 issued by Thermo Fibertek Inc.; $115,000,000 principal amount of 4 3/8% Convertible Subordinated Debentures due 2004 issued by ThermoLase Corporation; and $114,500,000 principal amount of 3 1/4% Convertible Subordinated Debentures due 2007 issued by ThermoTrex Corporation, all of which are guaranteed on a subordinated basis by Thermo Electron.
(4) Does not include shares reserved for issuance under Thermo Electron's stock-based compensation plans, shares reserved for issuance upon conversion or exchange of outstanding convertible securities and shares reserved for issuance under Thermo Electron's Shareholder Rights Plan. See
    Note 7 of Notes to Consolidated Financial Statements of Thermo Electron.

                      SELECTED CONSOLIDATED FINANCIAL DATA

  The selected financial information presented below as of and for the fiscal years ended January 3, 1998 and December 28, 1996 and for the fiscal year ended December 30, 1995, has been derived from Thermo Electron's Consolidated Financial Statements, which have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report incorporated by reference herein. The selected financial information as of December 30, 1995 and as of and for the fiscal years ended December 31, 1994 and January 1, 1994 has been derived from Thermo Electron's Consolidated Financial Statements, which have been audited by Arthur Andersen LLP, but have not been included or incorporated by reference herein. This information should be read in conjunction with Thermo Electron's Consolidated Financial Statements and related notes incorporated by reference herein. The selected financial information for the six months ended July 4, 1998 and June 28, 1997, has not been audited but, in the opinion of Thermo Electron, includes all adjustments (consisting only of normal, recurring adjustments) necessary to present fairly such information in accordance with generally accepted accounting principles applied on a consistent basis. The results of operations for the six months ended July 4, 1998 are not necessarily indicative of results for the entire year.

                            SIX MONTHS ENDED                           FISCAL YEAR
                          ----------------------  -----------------------------------------------------------
                           JULY 4,     JUNE 28,
                             1998        1997        1997      1996(1)        1995      1994(2)       1993
                          ----------  ----------  ----------  ----------   ----------  ----------  ----------
                                               (DOLLARS AND SHARES IN THOUSANDS)
STATEMENT OF INCOME
 DATA:
Revenues................  $1,892,062  $1,638,521  $3,558,320  $2,932,558   $2,270,291  $1,729,191  $1,354,508
                          ----------  ----------  ----------  ----------   ----------  ----------  ----------
Costs and Operating
 Expenses:
 Cost of product and
  service revenues......   1,054,045     912,661   1,973,265   1,657,746    1,239,762     928,645     755,493
 Expenses for research
  and development and
  new lines of
  business(3)...........     186,183     160,021     337,305     301,457      272,809     233,099     183,965
 Selling, general and
  administrative
  expenses..............     449,841     398,497     840,692     689,248      510,564     384,715     289,282
 Restructuring and other
  nonrecurring costs,
  net...................       4,112       4,951       1,272      37,641       21,938         650       6,616
                          ----------  ----------  ----------  ----------   ----------  ----------  ----------
                           1,694,181   1,476,130   3,152,534   2,686,092    2,045,073   1,547,109   1,235,356
                          ----------  ----------  ----------  ----------   ----------  ----------  ----------
Operating Income........     197,881     162,391     405,786     246,466      225,218     182,082     119,152
Gain on Issuance of
 Stock by Subsidiaries..      54,206      48,880      80,055     126,599       80,815      25,283      39,863
Other Income (Expense),
 Net....................       4,958        (726)      2,626       1,486       (7,225)       (989)    (27,548)
                          ----------  ----------  ----------  ----------   ----------  ----------  ----------
Income Before Income
 Taxes, Minority
 Interest and
 Extraordinary Item.....     257,045     210,545     488,467     374,551      298,808     206,376     131,467
Provision for Income
 Taxes..................      91,887      70,423     174,713     110,845       98,711      70,703      33,513
Minority Interest
 Expense................      40,766      31,906      74,426      72,890       60,515      30,962      21,086
                          ----------  ----------  ----------  ----------   ----------  ----------  ----------
Income Before
 Extraordinary Item.....     124,392     108,216     239,328     190,816      139,582     104,711      76,868
Extraordinary Item, Net
 of Provision for Income
 Taxes and Minority
 Interest of $4,844            2,886         --          --          --           --          --          --
                          ----------  ----------  ----------  ----------   ----------  ----------  ----------
Net Income..............  $  127,278  $  108,216  $  239,328  $  190,816   $  139,582  $  104,711  $   76,868
                          ==========  ==========  ==========  ==========   ==========  ==========  ==========
Earnings per Share:
 Basic..................  $      .78  $      .72  $     1.57  $     1.35   $     1.10  $      .90  $      .74
                          ==========  ==========  ==========  ==========   ==========  ==========  ==========
 Diluted................  $      .71  $      .65  $     1.41  $     1.17   $      .95  $      .78  $      .65
                          ==========  ==========  ==========  ==========   ==========  ==========  ==========
Weighted Average Shares:
 Basic..................     162,650     150,122     152,489     141,525      126,626     116,500     104,203
                          ==========  ==========  ==========  ==========   ==========  ==========  ==========
 Diluted................     179,955     175,869     176,082     175,605      158,562     151,048     130,549
                          ==========  ==========  ==========  ==========   ==========  ==========  ==========
BALANCE SHEET DATA (AT
 END OF PERIOD):
Cash and Cash
 Equivalents............  $  610,950  $  288,738  $  593,580  $  414,404   $  462,861  $  383,005  $  325,989
Short-term Investments..   1,310,377   1,004,232     929,118   1,431,881      593,802     614,915     374,450
Working Capital.........   2,515,617   1,795,935   2,001,963   2,218,617    1,317,146   1,150,732     833,839
Total Assets............   6,436,209   5,304,637   5,795,869   5,141,244    3,786,339   3,061,935   2,507,597
Long-term Obligations...   1,949,982   1,601,299   1,742,907   1,550,342    1,118,077   1,049,850     647,592
Minority Interest.......     840,411     670,709     719,622     684,050      471,648     327,734     277,681
Long-term Common Stock
 of Subsidiaries Subject
 to Redemption..........      93,806     115,114      93,312      76,525       17,513         --       14,511
Shareholders'
 Investment.............   2,359,933   1,741,890   1,997,909   1,754,369    1,309,729   1,007,486     873,720
OTHER DATA:
EBITDA(4)...............  $  280,593  $  230,946  $  542,796  $  399,274   $  333,025  $  247,760  $  169,960
Net Cash Provided By
 Operating Activities...  $  132,210  $   57,140  $  269,018  $  224,505   $  199,096  $  192,525  $  101,325
Capital Expenditures....  $   74,226  $   48,797  $  111,605  $  124,541   $   64,016  $   65,525  $   62,704
Ratio of EBITDA to
 Interest Expense.......         5.4         5.4         5.8         4.1          4.3         4.1         5.4
Ratio of Earnings to
 Fixed Charges..........         4.9         4.9         5.2         4.2          4.2         3.6         3.2
Total Debt/Total
 Capitalization and
 Short-term
 Obligations(5).........        38.4%       41.2%       40.4%       40.4%        40.6%       46.1%       42.4%
Net Debt/Total
 Capitalization and
 Short-term
 Obligations(6).........         2.7%       11.1%        8.4%       (3.4)%        5.7%        5.9%       26.4%

--------
(1) Reflects the issuance of $585 million principal amount of Thermo Electron's convertible debentures.
(2) Reflects the issuance of $345 million principal amount of Thermo Electron's convertible debentures.
(3) Includes cost of research and development contracts of $79,361 and $70,957 in the six months ended July 4, 1998 and June 28, 1997, respectively, and $143,743, $144,823, $167,120, $149,645 and $116,733 in the fiscal years ended 1997, 1996, 1995, 1994 and 1993, respectively.
(4) EBITDA represents operating income excluding restructuring and other nonrecurring costs and depreciation and amortization expense. EBITDA should not be considered an alternative to operating or net income (as determined in accordance with generally accepted accounting principles ("GAAP") as an indicator of the Company's performance or to cash flow from operations (as determined in accordance with GAAP)) as a measure of liquidity. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended July 4, 1998 and Form 10-K for the fiscal year ended January 3, 1998.
(5) Total debt represents notes payable, current maturities of long-term obligations and long-term obligations. Total capitalization and short-term obligations represents long-term obligations, minority interest, common stock of subsidiaries subject to redemption, shareholders' investment and notes payable and current maturities of long-term obligations.
(6) Net debt represents total debt net of cash, cash equivalents and short-term investments.

                                    BUSINESS

  Thermo Electron Corporation is a diversified technology company that provides instruments, systems, and services primarily to industrial, healthcare, and environmental markets. Thermo Electron seeks to identify major emerging needs in society that can be addressed by its technologies. In its 42-year history, Thermo Electron has become a leader in certain markets where continued technological innovation is integral to success. For example, Thermo Electron is a worldwide leader in the design, manufacture, and sale of

  . analytical instruments,

  . paper recycling equipment,

  . heart-assist devices, and

  . mammography systems.

  Thermo Electron also provides a range of other specialized products, including

  . medical diagnostic equipment,

  . alternative-energy systems,

  . industrial process controls, and

  . environmental-contamination monitors.

  In addition, Thermo Electron offers a range of services, particularly industrial outsourcing of environmental-liability management and laboratory analysis, and conducts advanced-technology research and development.

  Thermo Electron's innovations derive, in part, from a unique corporate structure that it developed to retain its entrepreneurial spirit while continuing its growth. In 1983, Thermo Electron adopted a strategy of "spinning out" certain of its businesses by selling a minority interest in those subsidiaries to outside investors. Thermo Electron believes that this strategy provides additional motivation and incentives for the management of the spinout companies through the establishment of subsidiary stock-option incentive programs, as well as capital to sustain the subsidiaries' growth. Thermo Electron's corporate office provides the wholly and majority-owned subsidiaries with cost-effective, centralized business development, administrative, financial, and other resources. Thermo Electron has 29 subsidiaries that have sold minority equity interests, 23 of which are publicly traded and six of which are privately held.

  On August 12, 1998, the Company announced a proposed reorganization involving the Company and certain of its subsidiaries. The goals of the proposed reorganization include (1) consolidating and strategically realigning certain businesses to enhance their competitive market position and improve management coordination and (2) increasing liquidity in the public markets by providing larger market floats for Thermo Electron's publicly traded subsidiaries. If completed as proposed, the reorganization would reduce the number of the Company's majority-owned public subsidiaries from 23 to 15. It may take up to two years to complete all aspects of the plan. Each component of the reorganization is subject to numerous conditions, including the following (not all of which are applicable to each component): establishment of prices and/or exchange ratios; confirmation of anticipated tax consequences; approval by the board of directors (including the independent directors) of each of the affected majority-owned subsidiaries; negotiation and execution of definitive purchase and sale or merger agreements; clearance, where necessary, by the Securities and Exchange Commission of any necessary documents regarding the proposed transactions; and, where appropriate, fairness opinions from one or more investment banking firms on certain financial aspects of the transactions.

  The proposed reorganization can be summarized as follows. One or more of these transactions may not occur if the applicable conditions described above are not satisfied.

 Reorganization of Biomedical Businesses

  Thermo Electron may transfer its wholly owned Thermo Biomedical group of subsidiaries to the Company's Thermedics subsidiary. Thermo Electron would transfer the Thermo Biomedical subsidiaries to Thermedics in exchange for newly-issued shares of Thermedics common stock.

 Realignment of Instrument Companies

  Thermedics may transfer to Thermo Electron its equity interests in each of Thermo Sentron, Thermedics Detection and Thermo Voltek, each presently majority-owned, publicly traded subsidiaries of Thermedics, in exchange for a portion of the shares of Thermedics held by Thermo Electron. Thermo Electron would then transfer its equity interests in Thermo Sentron and Thermedics Detection to Thermo Instrument in exchange for cash.

  In addition, Metrika Systems Corporation ("Metrika Systems") and ONIX Systems Inc. ("ONIX Systems"), each majority-owned, publicly traded subsidiaries of Thermo Instrument, and Thermo Sentron may merge to form one majority-owned, publicly traded subsidiary of Thermo Instrument. Shareholders of each of Thermo Sentron, ONIX Systems and Metrika Systems would receive shares of common stock of the combined entity in exchange for their shares of common stock of Thermo Sentron, ONIX Systems and Metrika Systems, respectively.

  ThermoSpectra Corporation ("ThermoSpectra"), a majority-owned, publicly traded subsidiary of Thermo Instrument, and Thermedics Detection may go private and become wholly owned subsidiaries of Thermo Instrument. The public shareholders of ThermoSpectra and Thermedics Detection would receive cash or newly-issued shares of common stock of Thermo Instrument in exchange for their shares of common stock of ThermoSpectra and Thermedics Detection, respectively.

 Consolidation of Industrial Outsourcing Companies

  The Randers Group Incorporated ("Randers") and ThermoRetec Corporation ("ThermoRetec"), both majority-owned, publicly traded subsidiaries of Thermo TerraTech, a majority-owned, publicly traded subsidiary of Thermo Electron, and Thermo EuroTech N.V. ("Thermo EuroTech"), a majority-owned, private subsidiary of Thermo TerraTech, may merge into Thermo TerraTech. Shareholders of each of ThermoRetec, Randers and Thermo EuroTech would receive shares of common stock of Thermo TerraTech in exchange for their shares of common stock of ThermoRetec, Randers and Thermo EuroTech, respectively.

 Other Reorganizations

  Thermo Coleman, a majority-owned, private subsidiary of Thermo Electron, may merge into ThermoTrex, a majority-owned, publicly traded subsidiary of Thermo Electron. Shareholders of Thermo Coleman, including Thermo Electron, would receive newly-issued shares of common stock of ThermoTrex in exchange for their shares of common stock of Thermo Coleman.

  Thermo Power, a majority-owned, publicly traded subsidiary of Thermo Electron, may go private and become a wholly-owned subsidiary of Thermo Electron. Public shareholders of Thermo Power would receive cash or newly-issued shares of common stock of Thermo Electron in exchange for their shares of common stock of Thermo Power.

                               ----------------

  Thermo Electron's products and services are divided into six segments:

  . Instruments,

  . Biomedical Products,

  . Advanced Technology,

  . Alternative Energy,

  . Industrial Outsourcing, and

  . Paper Recycling.

  Products or services within a particular segment may be provided by more than one subsidiary, and certain subsidiaries' products or services are included in more than one segment. The following is a description of the principal products and services offered by Thermo Electron in these six industry segments:

 Instruments

  Thermo Electron, through its Thermo Instrument subsidiary, is a worldwide leader in the development, manufacture, and marketing of instruments used to identify complex chemical compounds, toxic metals, and other elements in a broad range of liquids, solids, and gases, as well as to analyze air pollution and radioactivity. Thermo Instrument also provides instruments that control, monitor, image, inspect, and measure various industrial processes and life sciences phenomena.

  Thermo Instrument historically has expanded both through the acquisition of companies and product lines and through the internal development of new products and technologies. During the past several years, Thermo Instrument has completed a number of complementary acquisitions that have provided additional technologies, specialized manufacturing or product-development expertise, and broader capabilities in marketing and distribution.

  For example, in March 1997, Thermo Instrument acquired 95% of Life Sciences International PLC ("Life Sciences"), a London Stock Exchange-listed company. Subsequently, Thermo Instrument acquired the remaining shares of Life Sciences' capital stock. Life Sciences manufactures laboratory science equipment, appliances, instruments, consumables, and reagents for the research, clinical, and industrial markets.

  In March 1996, Thermo Instrument completed the acquisition of a substantial portion of the businesses constituting the Scientific Instruments Division of Fisons plc (the "Fisons businesses"), a wholly owned subsidiary of Rhone-Poulenc Rorer Inc. These businesses substantially added to Thermo Instrument's research, development, manufacture, and sale of analytical instruments to industrial and research laboratories worldwide. Thermo Instrument has since sold certain of the Fisons businesses to certain of its public subsidiaries that have complementary technologies and markets.

  Thermo Instrument adopted Thermo Electron's spinout strategy to more clearly focus its many instrumentation technologies on specific niche markets. To date, Thermo Instrument has completed initial public offerings of ThermoSpectra, ThermoQuest Corporation ("ThermoQuest"), Thermo Optek Corporation ("Thermo Optek"), Thermo BioAnalysis Corporation ("Thermo BioAnalysis"), Metrika Systems, Thermo Vision Corporation ("Thermo Vision"), and ONIX Systems. Thermo Instrument's subsidiaries are outlined below:

  ThermoSpectra develops, manufactures, and markets precision imaging and inspection, temperature-control, and test and measurement instruments. These instruments are generally combined with proprietary operations and analysis software to provide industrial and research customers with integrated systems that address their specific needs. As part of the proposed reorganization at Thermo Electron, ThermoSpectra may go private and become a wholly-owned subsidiary of Thermo Instrument. Shareholders of ThermoSpectra would receive cash or shares of common stock of Thermo Instrument in exchange for their shares of common stock of ThermoSpectra.

  ThermoQuest is a leading provider of mass spectrometers, liquid chromatographs, and gas chromatographs for the pharmaceutical, environmental, and industrial marketplaces. These analytical instruments are used in the quantitative and qualitative chemical analysis of organic and inorganic compounds at ultratrace levels of detection. ThermoQuest also supplies scientific equipment for the preparation and preservation of chemical samples, and consumables for the chromatography industry.

  Thermo Optek is a worldwide leader in the development, manufacture, and marketing of analytical instruments that use a range of light- and energy-based techniques. Thermo Optek's instruments are used in the quantitative and qualitative chemical analysis of elements and molecular compounds in a variety of solids, liquids, and gases.

  Thermo BioAnalysis develops, manufactures, and markets instruments, consumables, and information-management systems used in biochemical research and production, as well as in clinical diagnostics. Thermo BioAnalysis focuses on three principal product areas: biomolecular instruments and consumables, clinical laboratory equipment and supplies, and information management systems.

  Metrika Systems manufactures process optimization systems that provide on-line, real-time analysis of the elemental composition of bulk raw materials in basic-materials production processes, including coal, cement, and minerals. In addition, Metrika Systems manufactures industrial gauging and process-control instruments and systems used principally by manufacturers of finished web materials, such as sheet metal, rubber, and plastic foils, to measure and control requirements such as thickness and coating weight of such materials. As part of the proposed reorganization at Thermo Electron, Metrika Systems may merge with ONIX Systems and Thermo Sentron to form a majority-owned, publicly traded subsidiary of Thermo Instrument. Shareholders of each of Metrika Systems, ONIX Systems and Thermo Sentron would receive shares of common stock of the combined entity in exchange for their shares of common stock of Metrika Systems, ONIX Systems and Thermo Sentron, respectively.

  Thermo Vision designs, manufactures, and markets a diverse array of photonics (light-based) products, including optical components, imaging sensors and systems, lasers, optically based instruments, opto-electronics, and fiber optics. These products are used in applications including medical diagnostics, semiconductor production, X-ray imaging, physics research, and telecommunications.

  ONIX Systems designs, develops, markets, and services sophisticated field measurement instruments and on-line sensors primarily for participants in process-control industries. ONIX Systems' products gather information regarding the flow, level, density, or composition of a particular material and, using advanced communication techniques, communicate this information to a customer's centralized control location. As part of the proposed reorganization at Thermo Electron, ONIX Systems may merge with Metrika Systems and Thermo Sentron to form a majority-owned, publicly traded subsidiary of Thermo Instrument. Shareholders of each of ONIX Systems, Metrika Systems and Thermo Sentron would receive shares of common stock of the combined entity in exchange for their shares of common stock of ONIX Systems, Metrika Systems and Thermo Sentron, respectively.

  Thermo Instrument also has a wholly owned business, Thermo Monitoring Instruments, which produces instruments and complete systems for detecting and monitoring environmental pollutants from industrial and mobile sources, and for detecting radioactive contamination.

 Biomedical Products

  Thermo Electron's Biomedical Products segment includes a number of diverse medical products businesses, both wholly and publicly owned, that supply a wide range of medical systems and devices for diagnostic imaging, cardiovascular support, respiratory care, neurodiagnostics, sleep analysis, wireless patient monitoring, and blood management. Thermo Electron's biomedical products are sold to hospitals, clinics, universities, private-practice medical offices, and medical research facilities. As part of the proposed reorganization at Thermo Electron, Thermo Electron may transfer its wholly owned Thermo Biomedical group of subsidiaries to Thermedics in exchange for newly-issued shares of Thermedics common stock.

  Thermo Electron's wholly owned Thermo Biomedical group includes Bear Medical Systems ("Bear Medical"), which Thermo Electron acquired from Allied Healthcare Products, Inc. in October 1997. Bear Medical designs, manufactures, and markets respiratory products, primarily ventilators.

  Also part of the Thermo Biomedical group are SensorMedics Corporation ("SensorMedics"), a leading provider of systems for pulmonary function diagnosis and a producer of respiratory gas analyzers, physiological testing equipment, and automated sleep-analysis systems; and Medical Data Electronics, a manufacturer of patient-monitoring systems. Thermo Electron acquired both companies in 1996.

  Nicolet Biomedical Inc. ("Nicolet Biomedical"), another part of the Thermo Biomedical group, is a leading manufacturer of biomedical instruments for assessing muscle, nerve, sleep, hearing, and brain blood-flow disorders, various neurologic disorders, and for related work in clinical neurophysiology. In September 1997, Nicolet Biomedical acquired IMEX Medical Systems, Inc., a leading manufacturer of products used to evaluate peripheral vascular disease, as well as products to detect fetal heartbeat. This subsidiary is now called Nicolet Vascular Inc. ("Nicolet Vascular").

  Another wholly owned subsidiary and part of the Thermo Biomedical group, Bird Medical Technologies, Inc. ("Bird Medical Technologies"), develops, manufactures, and sells respiratory-care equipment and accessories to hospitals, subacute-care facilities, outpatient surgical centers, doctors, dentists, the military, and to other manufacturers.

  Thermo Cardiosystems, a public subsidiary of Thermedics, has developed an implantable left ventricular-assist system ("LVAS") called HeartMate(TM) that, when implanted alongside the natural heart, is designed to take over the pumping function of the left ventricle for patients whose hearts are too damaged or diseased to produce adequate blood flow. Thermo Cardiosystems has two versions of the LVAS: a pneumatic (or air-driven) system that can be controlled by either a bedside console or portable unit, and an electric system that features an internal electric motor powered by an external battery-pack worn by the patient.

  The air-driven HeartMate system has received both the European Conformity Mark ("CE Mark") and U.S. Food and Drug Administration ("FDA") approval for commercial sale. The electric version of the LVAS, which also holds the CE Mark, received, on September 29, 1998, premarket approval by the FDA for use as a bridge to transplant. In Europe, the device is used both as a bridge to transplant and as an alternative to medical therapy.

  In December 1996, Thermo Cardiosystems acquired the business of Nimbus Medical, Inc., a research and development organization involved for more than 20 years in technology for ventricular-assist devices and total artificial hearts, including high-speed rotary blood pumps, which are relatively small and could potentially provide cardiac support in small adults and children.

  Through its wholly owned Corpak Inc. subsidiary, Thermedics designs, manufactures, and markets enteral feeding systems that introduce special nutritional solutions into the stomach or the small intestine through tubes entering the nose or stomach. Corpak's products include bags for nutritional fluids, delivery pumps, associated pump sets that connect to the pumps, and feeding tubes. In addition, Corpak markets a range of enteral feeding supplements.

  Also part of Thermo Cardiosystems is International Technidyne Corporation, a leading manufacturer of hemostasis-management products, including blood coagulation-monitoring instruments, and a supplier of skin-incision devices used to draw small blood samples precisely and with minimal discomfort.

  Trex Medical, a public subsidiary of ThermoTrex, designs, manufactures, and markets a range of medical imaging systems. It is the world's leading manufacturer of mammography equipment and minimally invasive digital breast-biopsy systems. Trex Medical also provides general-purpose and specialty radiographic systems, such as those used in the diagnosis and treatment of coronary artery disease and other vascular conditions. In April 1998, Trex Medical acquired Paris-based Trophy Radiologie, the world's largest manufacturer of dental x-ray systems.

  In early December 1997, Trex Medical submitted a 510(k) application to the FDA seeking clearance to market its digital imaging system for mammography. Thermo Electron believes that an advantage of digital imaging is that radiologists can manipulate and enhance image quality to scrutinize subtle differences that may otherwise go undetected on film-based X-rays. If the FDA clears the digital imaging system for mammography applications, Trex Medical plans to develop its digital technology for use in certain of its other products.

  ThermoLase, also a public subsidiary of ThermoTrex, operates a network of spas that offer its patented SoftLight(R) hair-removal system, for which it received FDA clearance in April 1995. The SoftLight system uses a low-energy dermatology laser in combination with a lotion to remove hair. In May 1998, ThermoLase received 510(k) clearance for its laser-based skin-resurfacing system, based on data from clinical trials.

  ThermoLase currently has 14 Spa Thira locations in the U.S., and franchisees operate spas in Lugano, Switzerland and Dubai, U.A.E., at which SoftLight hair-removal, skin resurfacing and other spa services are offered. ThermoLase has established a number of joint ventures and other licensing arrangements to market its SoftLight processes internationally. ThermoLase has agreed to terminate a joint venture in Paris, France, which operated a Spa Thira in Paris, and to close the Paris Spa Thira. ThermoLase also licenses physicians to use the SoftLight hair-removal system and skin resurfacing processes in their practices. In June 1998, ThermoLase acquired The Greenhouse Spa, Inc., a luxury destination resort spa in Arlington, Texas. On September 29, 1998, ThermoLase announced that it plans to close its spas in Miami and Palm Beach, Florida, and in La Jolla, California, in addition to closing its spa in Paris, France. The remaining 11 domestic spas will be converted into full-service, luxury day spas, under the Greenhouse name.

  ThermoLase manufactures and markets personal care products sold through department stores, salons, and spas, and also manufactures the lotion that is used in the SoftLight hair-removal process.

 Advanced Technology

  Thermo Electron's Advanced Technology segment includes basic and applied research and development, often sponsored by the U.S. government, conducted to identify viable commercial opportunities for new ventures. A number of its subsidiaries also provide various instrument systems, developed primarily for product quality-assurance applications in industrial, food and beverage, pharmaceutical, and electronics markets.

  Thermo Electron's ThermoTrex subsidiary conducts sponsored research and development in order to commercialize new products based on advanced technologies developed in its laboratories. Sponsored research and development, conducted principally for the U.S. government, includes basic and applied research in communications, avionics, X-ray detection, signal processing, advanced-materials technology, and lasers.

  ThermoTrex is currently developing a number of additional technologies that it believes may have future commercial potential. These include a passive microwave camera intended to "see" through clouds and fog to enhance safety in aerial navigation, a space surveillance system designed to produce high-resolution images of low-earth-orbit satellites, a rapid optical beam steering laser radar system, and direct digital imaging systems for medical equipment to improve image quality to aid earlier and more accurate clinical diagnoses.

  As part of the proposed reorganization at Thermo Electron, Thermo Coleman, a majority-owned, private subsidiary of Thermo Electron, may merge into ThermoTrex. Shareholders of Thermo Coleman would receive shares of common stock of ThermoTrex in exchange for their shares of common stock of Thermo Coleman.
A complaint naming Thermo Electron as a defendant, among others, regarding this proposal has been filed in Delaware Chancery Court by a ThermoTrex shareholder attempting to act on behalf of the other public shareholders of ThermoTrex. The complaint alleges, among other things, breach of fiduciary duties by proceeding with the proposed merger without regard to the best interests of ThermoTrex's minority shareholders and challenges the independence of the special committee of ThermoTrex's independent directors appointed to evaluate the proposed merger.

  Thermo Coleman provides systems engineering, technology support and information-technology services and products. Thermo Coleman also provides defense and environmental-systems engineering, integration and analysis services, and advanced technology research and development, primarily to the U.S. government. Using expertise gained from its government contract work, Thermo Coleman designs, develops, and commercializes services and products in areas such as information technology and sensor and measurement systems for customers in industries including healthcare, education, aircraft production, government, utilities, and entertainment.

  Trex Communications Corporation, a majority-owned, privately held subsidiary of ThermoTrex, is developing laser communications technology designed to transmit very large amounts of data quickly, and also designs and markets interactive information and voice-response systems, as well as automated calling equipment.

  Thermo Sentron, a public subsidiary of Thermedics, designs and manufactures high-speed precision-weighing and inspection equipment for packaging lines and industrial production. Thermo Sentron serves two principal markets, packaged goods and bulk materials, both of which use its products to meet quality and productivity objectives. Customers for Thermo Sentron's checkweighers are in the food-processing, pharmaceutical, mail-order, and other packaged-goods businesses. Thermo Sentron also sells metal detectors with a patented self-test feature that are used to inspect packaged products for metal contamination to food-processing and pharmaceutical companies. Its bulk-materials product line includes conveyor-belt scales, solid level-measurement and conveyor-monitoring systems, and sampling systems, all sold to customers in the mining and material-processing industries, as well as to electric utilities, chemical, and other manufacturing companies. As part of the proposed reorganization at Thermo Electron, Thermo Sentron may merge with ONIX Systems and Metrika Systems to form a majority-owned, publicly traded subsidiary of Thermo Instrument. Shareholders of each of Thermo Sentron, ONIX Systems and Metrika Systems would receive shares of common stock of the combined entity in exchange for their shares of common stock of Thermo Sentron, ONIX Systems and Metrika Systems, respectively. In addition, prior to the proposed merger, Thermedics may transfer its equity interest in Thermo Sentron to Thermo Electron for shares of the common stock of Thermedics held by Thermo Electron. Thermo Electron, in turn, would transfer such equity interest in Thermo Sentron to Thermo Instrument in exchange for cash.

  Thermedics Detection, another public subsidiary of Thermedics, develops, manufactures and markets high-speed detection and measurement systems, used in on-line industrial process applications, laboratory analysis, and security. Thermedics Detection's industrial process instruments use ultratrace chemical detectors, X-ray imaging, near-infrared spectroscopy, and other technologies for quality assurance of in-process or finished products, primarily in the food, beverage, pharmaceutical, forest products, chemical, and other consumer products industries. In addition, Thermedics Detection's moisture analyzers measure moisture and other product constituents, such as fats, proteins, oils, flavorings, solvents, adhesives, and coatings, in a broad range of products as they move along manufacturing lines. Thermedics Detection's laboratory products use high-speed gas chromatography, electrochemistry, and other technologies for quality assurance and regulatory compliance, primarily in the environmental, food, beverage, chemical, pharmaceutical, and biomedical research industries. Thermedics Detection's recently acquired Orion Research Inc. subsidiary is a worldwide leading manufacturer of electrode-based, chemical-measurement products that determine the quality of various substances, from food and pharmaceuticals to water and wastewater, by measuring their pH, ions, dissolved oxygen, and conductivity. In addition, Thermedics Detection makes explosives-detection equipment that uses simultaneous trace particle- and vapor-detection techniques based on its proprietary chemiluminescence and high-speed gas chromatography technologies. Customers use these explosives-detection systems to detect plastic and other explosives at airports and border crossings, for other high-security screening applications, and for forensics and search applications. As part of the proposed reorganization at Thermo Electron, Thermedics may transfer its equity interest in Thermedics Detection to Thermo Electron for shares of common stock of Thermedics that are held by Thermo Electron. Thermo Electron, in turn, would transfer such equity interest in Thermedics Detection to Thermo Instrument in exchange for cash. Subsequently, Thermedics Detection may go private and become a wholly owned subsidiary of Thermo Instrument. Shareholders of Thermedics Detection would receive cash or shares of Thermo Instrument common stock in exchange for their shares of common stock of Thermedics Detection.

  Thermo Voltek, also a public subsidiary of Thermedics, designs, manufactures, and markets test instruments and a range of products related to power amplification, conversion, and quality. Thermo Voltek's power products are used in communications, broadcast, research, and medical imaging applications. Its test instruments allow manufacturers of electronic systems and integrated circuits to test for electromagnetic compatibility. On March 30, 1998, Thermedics approved a proposal to acquire, through a merger, all of the outstanding shares of common stock of Thermo Voltek that Thermedics does not own at a price of $7.00 per share in cash. The total transaction cost to Thermedics is estimated to be approximately $27 million, which includes approximately $5.25 million for the redemption of the outstanding Thermo Voltek 3 3/4% convertible subordinated debentures due 2000. On September 17, 1998, Thermo Voltek announced that its board of directors, upon recommendation of the special committee comprised of Thermo Voltek's independent directors, voted to proceed with Thermedics' merger proposal. Completion of this transaction is subject to, among other things, the negotiation and execution of a definitive merger agreement; clearance by the Securities and Exchange Commission of the proxy materials regarding the proposed transaction; and the approval by holders of a majority of the outstanding shares of common stock of Thermo Voltek (other than Thermedics and Thermo Electron). Complaints naming Thermo Electron as a defendant, among others, regarding Thermedics' proposed acquisition of Thermo Voltek have been filed in Delaware Chancery Court by certain Thermo Voltek shareholders attempting to act on behalf of the other public shareholders of Thermo Voltek. The complaints allege, among other things, that the proposed price of $7.00 per share is unfair and grossly inadequate. As part of the proposed reorganization at Thermo Electron, Thermedics may transfer its equity interest in Thermo Voltek to Thermo Electron for shares of common stock of Thermedics held by Thermo Electron.

 Alternative Energy

  Thermo Electron's Alternative Energy segment includes the operation of independent (non-utility) power plants that use clean power processes, the development and marketing of clean fuels, and the manufacture and sale of biopesticides. This segment also includes the manufacture, sale, and servicing of intelligent traffic-control systems, industrial refrigeration equipment, gas engines for vehicular and stationary applications and commercial cooling and cogeneration systems.

  Through its Thermo Ecotek subsidiary, Thermo Electron designs, develops, owns, and operates independent (non-utility) electric power-generation facilities that use environmentally responsible fuels, including agricultural and wood wastes, referred to as "biomass." Thermo Ecotek currently operates seven biomass facilities. Its facilities are developed and operated through joint ventures or limited partnerships in which it has a majority interest, or through wholly owned subsidiaries.

  Thermo Ecotek intends to shift its focus from the U.S. biomass energy market to other domestic energy projects, while continuing to pursue development of biomass and other power-generation projects overseas. In 1996, Thermo Ecotek formed a joint venture in Italy to develop, own, and operate biomass-fueled electric power facilities, and in January 1998, announced a new joint agreement, superseding a prior arrangement, through which it acquired, and intends to expand, two district energy centers in the Czech Republic. In the U.S., where Thermo Electron believes that utility deregulation may present opportunities for updating aging plants, Thermo Ecotek acquired, in March 1998, two power plants in southern California from Southern California Edison, for approximately $9.5 million for possible refurbishing and repowering.

  Thermo Ecotek is also engaged in the production and sale of engineered clean fuels and the development and operation of natural gas gathering, storage and marketing businesses. In August 1995, Thermo Ecotek, through two wholly owned subsidiaries, entered into a Limited Partnership Agreement with KFx Wyoming, Inc., a subsidiary of KFx Inc. ("KFx"), to develop, construct, and operate a coal-beneficiation plant near Gillette, Wyoming. The facility employs patented "clean coal" technology owned by KFx to transform low energy, high moisture subbituminous coal extracted from Wyoming's Powder River Basin into a low moisture, high energy fuel with reduced sulfur. Thermo Ecotek established a new subsidiary to exploit opportunities in the natural gas gathering, storage, and marketing business.

  In May 1996, Thermo Ecotek, through its majority-owned Thermo Trilogy Corporation ("Thermo Trilogy") subsidiary, entered the biopesticide business by acquiring the assets, subject to certain liabilities, of the biopesticide division of W.R. Grace & Co., which develops, manufactures, and markets environmentally friendly products for agricultural pest control. In January 1997, Thermo Trilogy acquired the assets of biosys, inc., a producer of naturally derived biopesticides, including pheromone, neem/azadiractin, nematodes, and virus-based products, as well as disease-resistant sugar cane, and in November 1997, purchased the Bt biopesticide product line of Novartis AG.

  Thermo Electron, through Thermo Power, manufactures, markets, and services intelligent traffic-control systems, industrial refrigeration equipment, engines for vehicular and stationary applications, and commercial cooling and cogeneration systems. Thermo Power also conducts research and development on advanced power systems and, through its privately held ThermoLyte Corporation subsidiary, is developing a line of gas-powered lighting products for commercialization. As part of the proposed reorganization at Thermo Electron, Thermo Power may go private and become a wholly-owned subsidiary of Thermo Electron. Shareholders of Thermo Power would receive cash or shares of common stock of Thermo Electron in exchange for their shares of common stock of Thermo Power.

  In November 1997, Thermo Power acquired Peek plc ("Peek"), based in the U.K. Through Peek, Thermo Power offers a range of intelligent traffic-control systems for urban traffic control, motorway management, and public transportation management in cities worldwide. Systems include variable message systems to advise drivers of accidents and other roadway hazards, traffic signal-timing systems that adapt continuously to changing conditions to minimize delays, parking guidance systems, and public transportation-management systems that give buses priority at intersections. Peek also has developed high-resolution video equipment to aid police officers in monitoring traffic violations.

  Through its industrial refrigeration business, Thermo Power supplies standard and custom-designed industrial refrigeration systems used primarily by the food-processing, petrochemical, and pharmaceutical industries. Thermo Power is also a supplier of both remanufactured and new commercial cooling equipment for sale or rental. The commercial cooling equipment is used primarily in institutions and commercial buildings, as well as by service contractors.

  Thermo Power also develops, manufactures, markets, and services gasoline engines for recreational boats, propane and gasoline engines for lift trucks, and natural gas engines for vehicular, cooling, pumping, refrigeration, and other industrial applications.

  Thermo Electron's Alternative Energy segment also includes a U.K.-based manufacturer of steam turbines and compressors.

 Industrial Outsourcing

  Through its Thermo TerraTech subsidiary, Thermo Electron provides outsourcing services, primarily in environmental-liability management and infrastructure planning and design, specializing in the areas of municipal and industrial water quality management, bridge and highway construction and reconstruction, and natural resource management. Thermo TerraTech also offers comprehensive environmental testing and analysis through a national network of laboratories serving the pharmaceutical, food, and environmental industries. As part of the proposed reorganization at Thermo Electron, The Randers Group Incorporated ("Randers"), a majority-owned, publicly traded subsidiary of Thermo TerraTech, ThermoRetec Corporation ("ThermoRetec"; formerly Thermo Remediation Inc.), also a majority-owned, publicly traded subsidiary of Thermo TerraTech, and Thermo EuroTech N.V. ("Thermo EuroTech"), a majority-owned, private subsidiary of Thermo TerraTech, may merge into Thermo TerraTech. Shareholders of each of ThermoRetec, Randers, and Thermo EuroTech would receive shares of common stock of Thermo TerraTech in exchange for their shares of common stock of ThermoRetec, Randers, and Thermo EuroTech, respectively.

  ThermoRetec is a national provider of outsourcing services for environmental management, including industrial, nuclear, and soil remediation, as well as waste-fluids recycling. ThermoRetec helps clients manage problems associated with environmental compliance, waste management, and the cleanup of sites contaminated with organic or toxic wastes.

  Randers provides comprehensive engineering and outsourcing services in such areas as water and wastewater treatment, highway and bridge projects, process engineering, construction management, and operational services.

  Thermo EuroTech provides remediation and recycling services in Europe. Thermo EuroTech treats oil-based contaminated soils and recycles waste oil and oily waste streams. In February 1998, Thermo EuroTech acquired a controlling interest in an environmental services company located in Ireland, that provides comprehensive in-plant waste management and recycling services to high-tech manufacturing firms in that country.

  In addition, a wholly owned subsidiary of Thermo Electron provides metallurgical heat-treating services for customers in the automotive, aerospace, defense, and other industries. Thermo Electron also provides, through another wholly owned business, metallurgical fabrication services, principally on high-temperature materials, for customers in the aerospace, medical, electronics, and nuclear industries.

 Paper Recycling

  Thermo Electron designs, manufactures, and sells paper recycling and papermaking equipment and accessory products, and electroplating and aqueous cleaning systems.

  Through its Thermo Fibertek subsidiary, Thermo Electron is a leading designer and manufacturer of processing machinery, accessories, and water-management systems for the paper and paper recycling industries. Thermo Fibertek's custom-engineered systems remove debris, impurities, and ink from wastepaper, and process it into a fiber mix used to produce recycled paper. Thermo Fibertek's principal products include custom-engineered systems and equipment for the preparation of wastepaper for conversion into recycled paper, accessory equipment and related consumables important to the efficient operation of papermaking machines, and water-management systems essential for draining, purifying, and recycling process water.

  In May 1997, Thermo Fibertek acquired the majority of the assets, subject to certain liabilities, of the stock-preparation business of The Black Clawson Company and certain of its affiliates. In August 1997, Thermo Electron acquired the remaining assets of the stock-preparation business of The Black Clawson Company and such affiliates. This business, renamed Thermo Black Clawson, is a leading supplier of recycling equipment used in processing fiber for the manufacture of "brown paper," such as that used for corrugated boxes.

  In September 1996, Thermo Fibergen became a majority-owned, public subsidiary of Thermo Fibertek. Thermo Fibergen develops and commercializes technologies to recover valuable components, such as water, long cellulose fiber, and minerals, generated as byproducts of the virgin and recycled papermaking process, and to clarify and recycle process water to be reused in papermaking. Thermo Fibergen's GranTek Inc. subsidiary uses a patented process to convert papermaking byproducts into granules that are used for applications including carriers for agricultural chemicals, oil and grease absorption, and catbox filler.

  Through a wholly owned subsidiary, Thermo Electron also manufactures electroplating systems and related waste-treatment equipment and accessories, as well as aqueous systems for cleaning metal parts without using ozone-damaging solvents.

RESEARCH AND DEVELOPMENT

  Technology development is a central component of Thermo Electron's business strategy, with research activities ongoing in virtually all of Thermo Electron's subsidiaries. Thermo Electron seeks to develop ideas that have some societal benefit and to bring those ideas to commercial markets. Many of Thermo Electron's publicly traded subsidiaries are based on technologies that have come from years of focused research.

  For example, Thermo Cardiosystems' HeartMate(R) left ventricular-assist system became commercially available after 30 years of research. It has helped more than 1,200 people with congestive heart failure live longer. The core of Thermedics Detection is its ability to detect trace amounts of unwanted materials using chemiluminescence, a technology platform that is used in its instruments for a variety of applications, ranging from food and pharmaceutical monitoring to security screening. Thermo Fibergen was established to develop uses for papermaking byproducts, which were previously landfilled, and also markets biodegradable granules derived from papermaking byproducts that are used for applications such as carriers for agricultural chemicals, oil and grease absorption, and environmentally friendly catbox filler.

  Other Thermo Electron subsidiaries have also developed innovative technologies. Trex Medical has filed for FDA clearance of a new digital mammography system with better resolution than conventional techniques to aid earlier detection of breast cancer, and ThermoLase has developed a laser-based technique for removing unwanted body hair.

  Thermo Coleman and ThermoTrex share a similar charter--to develop new technologies derived from government-funded research, and bring them to the commercial marketplace. Thermo Coleman is developing several technologies, including a Virtual Time Traveler(TM) and coherent laser radar for sensor and measurement systems. ThermoTrex is also developing a number of technologies that Thermo Electron believes hold future commercial promise, including a passive microwave camera to enhance aerial navigation safety and a space surveillance system.

  During the first six months of 1998 and 1997, and the fiscal years ended 1997, 1996, and 1995, Thermo Electron expended $185.0 million, $158.8 million, $335.4 million, $299.3 million, and $269.3 million, respectively, on research and development. Of these amounts, $79.4 million, $71.0 million, $143.7 million, $144.8 million, and $167.1 million, respectively, were sponsored by customers.

PATENTS, LICENSES AND TRADEMARKS

  Thermo Electron considers patents to be important in the present operation of its business; however, Thermo Electron does not consider any patent, or related group of patents, to be so important that its expiration or termination would materially affect Thermo Electron's business taken as a whole. Thermo Electron seeks patent protection for inventions and developments made by its personnel and incorporated into its products or otherwise falling within its fields of interest. Patent rights resulting from work sponsored by outside parties do not always accrue exclusively to Thermo Electron and may be limited by agreements or contracts.

  Thermo Electron protects some of its technology as trade secrets and, where appropriate, uses trademarks or registers its products. It also enters into license agreements with others to grant and/or receive rights to patents and know-how.

BACKLOG

  Thermo Electron's backlog of firm orders as of July 4, 1998, and June 28, 1997, was as follows:

                                                              JULY 4,  JUNE 28,
                                                                1998     1997
                                                              -------- --------
                                                               (IN THOUSANDS)
   Instruments............................................... $269,800 $290,800
   Biomedical Products.......................................   89,000   98,300
   Advanced Technology.......................................  146,200  128,800
   Alternative Energy........................................  185,100  131,300
   Industrial Outsourcing....................................  122,900  114,600
   Paper Recycling...........................................   66,200   88,700
                                                              -------- --------
                                                              $879,200 $852,500
                                                              ======== ========

  Backlog includes the uncompleted portion of research and development contracts and the uncompleted portion of certain contracts that are accounted for using the percentage-of-completion method. Certain of such firm orders are cancellable by the customer upon the payment of a cancellation charge.

COMPETITION

  Thermo Electron is engaged in many highly competitive industries. Following is a description of the principal competition in each of Thermo Electron's segments.

 Instruments

  Thermo Electron is one of the principal manufacturers of analytical instrumentation. Within the markets for Thermo Electron's analytical instrument products, Thermo Electron competes with several large corporations that have broad product offerings, such as Hewlett-Packard Company; Perkin-Elmer Corp.; Varian Associates, Inc.; and Hitachi, Ltd., as well as numerous smaller companies that address particular segments of the industry or specific geographic areas. Thermo Electron's instruments business generally competes on the basis of technical advances that result in new products and improved price/performance ratios, reputation among customers as a quality leader for products and services, and active research and application-development programs. To a lesser extent, Thermo Electron competes on the basis of price.

 Biomedical Products

  Competition in the markets for most of Thermo Electron's biomedical products, including those manufactured by Thermo Cardiosystems, ThermoTrex, Nicolet Biomedical, Bird Medical Technologies, SensorMedics, Medical Data Electronics, Bear Medical Systems, and Nicolet Vascular is based to a large extent upon technical performance.

  Thermo Electron is aware of one other company that has received a premarket approval ("PMA") from the FDA for an implantable LVAS that competes with Thermo Cardiosystems' LVAS. Also, Thermo Electron is aware of one other company that has received approval by the FDA Advisory Panel on Circulatory System Devices and subsequent commercial approval for its cardiac-assist device. This is an external device that is positioned on the outside of the patient's chest and is intended for short-term use in the hospital environment. Thermo Electron is also aware that a total artificial heart is currently undergoing clinical trials. The requirement of obtaining FDA approval for commercial sale of an LVAS is a significant barrier to entry into the U.S. market for these devices. However, FDA regulations may change in the future, reducing the time and testing required for others to obtain FDA approval. In addition, other research groups and companies are developing cardiac-assist systems using alternative technologies or concepts, one or more of which might prove functionally equivalent to, or more suitable than, Thermo Electron's systems. Among products that have been approved for commercial sale, Thermo Electron competes primarily on the basis of performance, service capability, reimbursement status, and price.

  Thermo Electron is one of a number of competitors in the markets for mammography and general radiographic systems and is one of two competitors in the market for stereotactic breast-biopsy systems. Thermo Electron competes in these markets primarily on the basis of product features, product performance, and reputation, as well as price and service. The markets in which Thermo Electron competes with these products are characterized by rapid technological change. Thermo Electron believes that in order to be competitive in these markets it must continue to be technologically innovative.

  Thermo Electron's SoftLight laser hair-removal system competes with other laser-based systems, electrolysis, and other traditional hair-removal methods, such as shaving and waxing. Since 1997, a number of other laser manufacturers have received clearance from the FDA to market their laser-based systems for the removal of unwanted facial and body hair. The laser-based hair-removal market is characterized by rapid technological change, and Thermo Electron believes that it must continue to be technologically innovative in order to compete in this market. In addition, the SoftLight system competes with electrolysis providers, many of whom are small practitioners with well-established networks of client relationships. Thermo Electron believes that competition for its hair-removal services is based primarily on efficacy, price, comfort, and safety.

 Advanced Technology

  In its contract research and development business, Thermo Electron not only competes with other companies and institutions that perform similar services, but must also rely on the ability of government agencies and other clients to obtain research and development funds for their contracts with Thermo Electron. Thermo Electron competes for research and development programs principally on the basis of technical innovations. As government funding becomes more scarce, particularly for defense projects, the competition for such funding will become more intense. In addition, as Thermo Electron's programs move from the development stage to commercialization, it expects competition to intensify.

  Thermo Sentron competes with several international and regional companies in the market for its products. Thermo Sentron's competitors in the packaged goods market differ from those in the bulk materials market. The principal competitive factors in both markets are customer service and support, quality, reliability, and price.

  Thermedics Detection's product quality-assurance systems and electrode-based chemical-measurement products compete with detection systems manufactured by numerous companies. In the markets for these products, Thermedics Detection competes on the basis of performance, service, durability, technology, and, to a lesser extent, price. There are a number of competitors in the market for instruments that detect explosives, including makers of other chemical-detection instruments as well as enhanced X-ray detectors.

  Thermo Voltek is a leading supplier of electromagnetic compatibility testing equipment. Thermo Electron competes in this market primarily on the basis of performance, technical expertise, reputation, and price. In the market for power amplifiers, Thermo Voltek competes with several companies worldwide primarily on the basis of technical expertise, reputation, and price.

 Alternative Energy

  The worldwide independent power market consists of numerous companies, ranging from small startups to multinational industrial companies. In addition, a number of regulated utilities have created subsidiaries that compete as non-utility generators. Non-utility generators often specialize in market "niches," such as a specific technology or fuel or a specific region of the country where they believe they have a market advantage. However, many non-utility generators, including Thermo Electron, seek to develop projects on a best-available-fuel basis. Thermo Electron competes primarily on the basis of project experience, technical expertise, capital resources, and power pricing.

  The market in which Thermo Electron's biopesticide business competes is highly competitive and subject to rapid technological change. Several competitors are large chemical, agrochemical and pharmaceutical companies with greater financial, marketing, and technological resources than Thermo Electron. Thermo Electron's biopesticide business competes primarily based on performance, quality and price.

  The market for traffic products and services is extremely competitive. Thermo Electron expects that competition will continue to increase, with the principal factors being price, functionality, reliability, service and support, and vendor and product reputation, along with industry and general economic trends. Thermo Electron believes that it is a leading manufacturer and supplier of traffic products, and considers its major competitor to be Siemens AG. However, the traffic market is highly fragmented and competition varies significantly depending on the individual product.

  The market for industrial refrigeration systems is highly competitive. The industrial refrigeration market is mature, highly fragmented, and extremely dependent on close customer contacts. Major industrial refrigeration companies, such as Thermo Electron, account for approximately one-half of worldwide sales, with the balance generated by many smaller companies. Thermo Electron competes principally on the basis of its advanced control systems and overall quality, reliability, service, and price. Thermo Electron believes it is a leader in remanufactured refrigeration equipment. Thermo Electron competes in this market primarily based on price, delivery time, and customized equipment.

 Industrial Outsourcing

  Thermo Electron seeks to compete in the market for soil-remediation services based on its ability to offer customers superior protection from environmental liabilities. However, with relaxed regulatory standards in many states, Thermo Electron faces intense competition in local markets from landfills, other treatment technologies, and from companies competing with similar technologies, limiting the volume of soil to be treated and the prices that can be charged by Thermo Electron. Pricing is therefore a major competitive factor for Thermo Electron in this market.

  Thermo Electron's metallurgical services business competes in specialty machining services. Competition is based principally on services provided, turnaround time, and price.

  Hundreds of independent analytical testing laboratories and consulting firms compete for environmental services business nationwide. Many of these firms use equipment and processes similar to those of Thermo Electron. Competition is based not only on price, but also on reputation for accuracy, quality, and the ability to respond rapidly to customer requirements. In addition, many industrial companies have their own in-house analytical testing capabilities. Thermo Electron believes that its competitive strength lies in certain niche markets within which Thermo Electron is recognized for its expertise.

 Paper Recycling

  Thermo Electron is a leading supplier of de-inking systems for paper recycling, accessory equipment for papermaking machines and water management systems, and it faces significant competition in the markets for these products. Thermo Electron competes in these markets primarily on the basis of quality, service, technical expertise, product innovation, and price.

EMPLOYEES

  As of July 4, 1998, Thermo Electron had approximately 23,400 employees.

                            DESCRIPTION OF THE NOTES

  The following description of the Notes (referred to in the attached Prospectus as "Debt Securities") supplements the more general description of the Debt Securities that appears in the Prospectus. If there are any inconsistencies between the information in this section and the information in the Prospectus, the information in this section controls. Investors should read this section together with the section called "Description of Debt Securities of the Company" in the Prospectus. Any capitalized terms that are defined in the Prospectus have the same meanings in this section unless a different definition appears in this section. The Company qualifies the description of the Notes by reference to the Indenture and to the First Supplemental Indenture, each to be dated as of October 29, 1998, which create the Notes (collectively, the "Indenture"). References to Thermo Electron or the Company in this section, unless the text states otherwise or the context requires otherwise, are only to Thermo Electron Corporation and not to its subsidiaries.

GENERAL

  The Notes are an issue of the Company's Senior Securities as described in the Prospectus. The Notes will be limited to $150,000,000 aggregate principal amount.

  The Notes will mature on October 30, 2008 and will bear interest from the date of issuance (which the Company expects to be October 29, 1998) at an annual rate of 7.625%. Interest is payable semi-annually in arrears on each April 30 and October 30, beginning on April 30, 1999, to the persons in whose names the Notes are registered at the close of business on April 15 or October 15, as the case may be, next preceding such April 30 or October 30. Unless the Company redeems or purchases and cancels the Notes prior to their maturity date, the Company will redeem the Notes at their principal amount on their maturity date. If a payment date is not a weekday or a day on which banking institutions in New York and Luxembourg are open for business (a "Business Day"), the Company will pay interest on the next succeeding day that is a Business Day, and no interest will accrue during the intervening period. Payments of principal, premium, if any, and interest on the Notes will be made through the Depository. See "Description of Debt Securities of the Company-- Global Securities" in the Prospectus. The Company will not pay Additional Amounts on the Notes.

  The Notes will be the Company's unsecured general obligations, ranking equally with all of the Company's other unsecured and unsubordinated indebtedness and other obligations (including pursuant to guarantees) outstanding from time to time. The obligations represented by the Notes, however, will be structurally subordinated to all indebtedness and other liabilities of the Company's subsidiaries. See the discussion of this structural subordination in the Prospectus under the caption "Description of Debt Securities of the Company--Structural Subordination." At July 4, 1998, Thermo Electron's consolidated subsidiaries had indebtedness (other than to Thermo Electron), other liabilities and obligations to redeem certain of such subsidiaries' stock included on Thermo Electron's consolidated balance sheet of approximately $2,468,019,000. At July 4, 1998, Thermo Electron's consolidated subsidiaries had indebtedness to Thermo Electron of approximately $452,800,000. At July 4, 1998, Thermo Electron had approximately $297,000 of secured obligations and approximately $30,421,000 of unsecured, unsubordinated debt and other liabilities.

  The Notes will not be convertible into or exchangeable for the Company's Common Stock and will not be entitled to the benefit of any sinking fund. Application has been made to list the Notes on the Luxembourg Stock Exchange. The Company makes no assurance as to the liquidity of, or trading markets for, the Notes. The Company may buy Notes on the open market or otherwise at any time.

  The place of payment, place of registration of transfer and exchange and the place of transfer and exchange for the Notes shall be the Borough of Manhattan, The City of New York. The Corporate Trust Office of the Trustee in New York shall be the Company's Office or Agency in the Borough of Manhattan, The City of New York, for such purpose. The Trustee initially shall be the Security Registrar, the Authenticating Agent, and a Paying Agent. In addition, the Company has appointed Bankers Trust Luxembourg, S.A. as a Paying

Agent. The Trustee's Corporate Trust Office is currently located at Four Albany Street, 4th Floor, New York, New York 10006 and Bankers Trust Luxembourg, S.A.'s Office in Luxembourg is currently located at 14 Boulevard F.D. Roosevelt, L-2450 Luxembourg. The Company may subsequently change or appoint a new Office or Agency with respect to the Notes. As long as the Notes are listed on the Luxembourg Stock Exchange (if such listing is maintained), the Company will have a paying agent and a transfer agent in Luxembourg. The Company will publish notice of any change in the Luxembourg paying agent and transfer agent in Luxembourg. As long as the Notes are maintained in book-entry form, transfers and exchanges of and payments on the Notes may be made only through the Depository.

BOOK-ENTRY SYSTEM, FORM AND DELIVERY

  The Company will issue the Notes in registered form only, without interest Coupons attached. The Company will not issue Bearer Notes or Notes in temporary form. The Notes will be represented only by one or more Global Notes registered in the name of Cede & Co., as the nominee of the Depository, except under the limited circumstances described in the Prospectus. Transfers of the Notes will be registered only through the Depository. See "Description of Debt Securities of the Company--Global Securities" in the Prospectus for additional information that applies to the Notes. The Company will date Notes issued in global form the date of the original issuance of such Notes. The Notes may be in any denomination approved by the officer(s) executing such Notes.

  In the event that the Company issues Notes in definitive form, under the limited circumstances described in the Prospectus, and the Notes are listed on the Luxembourg Stock Exchange at such time, definitive Notes may be transferred in whole or in part upon the surrender of the certificate to be transferred, together with the assignment form endorsed on the definitive Note duly completed and executed, at the office of the Company's transfer agent in Luxembourg, pursuant to the procedures then in effect of such transfer agent. If the Holder transfers only part of a certificate representing definitive Notes, the Company will issue a new certificate for the balance of the Notes to the transferor. Each new definitive Note to be issued upon the transfer of a definitive Note will, promptly after the effective receipt of a completed assignment form by the transfer agent, be available for delivery at the office of the transfer agent in Luxembourg, or at the option of the Holder requesting such transfer, be mailed at the risk of the transferee entitled to the new definitive Note to such address as may be specified in the assignment notice. Additionally, if the Company issues Notes in definitive form and such Notes are listed on the Luxembourg Stock Exchange at such time, payments of principal, premium, if any, and interest on the Notes may be made to holders in whose names the Notes in definitive form were registered at the close of business on the related record date for such payments pursuant to the procedures then in effect of the Company's paying agent in Luxembourg. Payments may be made by check delivered to the address of such Holders as such addresses appear in the Security Register or by transfer to an account maintained by the payee with a bank located in the United States.

  The Underwriters will make settlement for the Notes in immediately available funds. The Company will make all payments of principal and interest on the Notes in immediately available funds so long as the Notes are maintained in book-entry form.

  The Notes will trade in the Depository's Same-Day Funds Settlement System and secondary trading activity in the Notes will therefore be required by the Depository to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Notes.

NOTICES

  The Company will give notices to Holders of the Notes by mail to the Holders' addresses as they appear in the Security Register and will also publish such notices, so long as the Notes are listed on the Luxembourg Stock Exchange, in a leading daily newspaper having general circulation in Luxembourg (expected to be the Luxemburger Wort.) Any such notice shall be deemed to have been given on the date of such publication or, if published more than once, on the date of the first such publication.

OPTIONAL REDEMPTION

  The Company may redeem the Notes, in whole or in part, at the Company's option at any time at a redemption price equal to the greater of: (1) 100% of their principal amount and (2) the sum of the present values of the remaining scheduled payments of principal and interest that the Company has not yet made on the Notes (not including the portion of any such payments of interest accrued as of the redemption date), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined in the next paragraph and as determined on the third Business Day preceding such redemption date); plus, in each case, accrued and unpaid interest thereon to the redemption date. If the Company redeems or purchases Notes under this section, the Company will cancel such Notes and will not reissue or resell them.

  "Adjusted Treasury Rate" means (i) the arithmetic mean of the yields under the heading "Week Ending" published in the Statistical Release (as defined in the next paragraph) most recently published prior to the date of determination under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the redemption date, of the Notes being redeemed plus (ii) .30%. If no maturity set forth under such heading exactly corresponds to the maturity of such Notes, the Company shall calculate yields for the two published maturities most closely corresponding to the maturity of such Notes pursuant to the immediately preceding sentence, and the Company shall interpolate or extrapolate the Adjusted Treasury Rate from such yields on a straight-line basis, rounding in each of the relevant periods to the nearest month.

  "Statistical Release" means the statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively-traded United States government securities adjusted to the constant maturities, or, if such statistical release is not published at the time of any determination under the terms of the Notes, then such other reasonably comparable index which the Company shall designate.

  The Company will give any notice of redemption in accordance with "Notices" above.

COVENANTS

  Some capitalized terms used in this section are defined in the following subsection,"Definitions."

 Restrictions on Liens

  The Indenture does not limit the amount of indebtedness that the Company or its subsidiaries may incur. However, the Indenture requires that the Company will not, and will not permit any Designated Subsidiary to, incur any Indebtedness secured by a Lien:

  . on any shares of stock, indebtedness or other obligations of a Subsidiary, or

  . on any Principal Property of the Company or a Designated Subsidiary;

(the Company may refer to such stock, indebtedness or other obligations and Principal Property as "Property"), unless the Company secures or causes such Designated Subsidiary to secure the Notes (together with, if the Company so determines, any other Indebtedness of the Company or such Designated Subsidiary that exists or is thereafter created ranking equally with the Notes, including guarantees of indebtedness of others) equally and ratably with (or prior to) such new Indebtedness, so long as such new Indebtedness is secured by a Lien on the Property listed above. These restrictions shall not apply in the case of Indebtedness secured by the following types of Liens:

    1. Liens on Property that already exist at the time the Company or such Designated Subsidiary acquires such Property; Liens that the Company incurs to secure its payment of the purchase price of such Property; or Liens that the Company or such Designated Subsidiary incurs to secure any Indebtedness that was incurred before, at the time of or within 180 days after the Company or such Designated Subsidiary acquires such Property in order to finance all or part of the purchase price of such Property;

    2. Liens that secure

      . Indebtedness which the Company owes to one of its Designated Subsidiaries, or

      . Indebtedness owed by a Designated Subsidiary to the Company or to another Designated Subsidiary;

    3. Liens on Property of an entity, or on the stock, indebtedness or other obligations of such entity, that exist when (a) such entity becomes a Designated Subsidiary, (b) such entity is merged into or consolidated with the Company or a Designated Subsidiary or (c) the Company or a Designated Subsidiary acquires all or substantially all of the assets of such entity, provided that no such Lien extends to any other Property;

    4. Liens on Property to secure any Indebtedness that the Company or such Designated Subsidiary incurs to pay for all or part of the cost of development of or improvements to such Property, which Indebtedness is incurred before, at the time of or within 180 days after the completion of such development or improvements;

    5. Liens on Property to secure Indebtedness or other indebtedness that the Company or such Designated Subsidiary incurs in connection with any financing in accordance with Section 103 of the Internal Revenue Code of 1986, as amended, or any replacement law;

    6. Liens that secure obligations under capital leases on assets subject to such leases, provided that

      . any such Lien attaches to such property within twelve months after the Company or a Designated Subsidiary acquires such property, and

      . such Lien attaches only to the property so acquired;

    7. Liens that secure Indebtedness of any successor corporation to the Company to the extent the Indenture allows;

    8. Liens that are created, incurred or assumed in connection with an industrial revenue bond, pollution control bond or similar financing arrangement between the Company or any Designated Subsidiary and any federal, state or municipal government or other governmental body or quasi-governmental agency; and

    9. Any total or partial renewal, extension or replacement of any Lien that is permitted pursuant to exceptions 1 through 8 above or any Indebtedness secured by such excepted Lien, provided that such extension, renewal or replacement Lien is limited to all or any part of the same Property that secured the Lien extended, renewed or replaced (plus improvements on such Property).

Notwithstanding the foregoing restrictions on incurring Indebtedness secured by Liens on Property, the Company may, and may permit any Designated Subsidiary to, incur Indebtedness secured by Liens on Property which do not fall within the exceptions listed above, without securing the Notes on an equal basis, as long as the total amount of all such Indebtedness outstanding (including the amount then being incurred) is not more than 10% of the Company's Consolidated Net Assets immediately before such Indebtedness is incurred.

 Restrictions on Sale and Leaseback Transactions

  The Indenture requires that the Company will not, and will not permit any Designated Subsidiary to, enter into any arrangement (except for temporary leases for a term of not more than three years, or except for sales or transfers and leaseback transactions involving the acquisition or improvements of Principal Properties provided that the amount of consideration received at the time of sale or transfer by the Company or such Designated Subsidiary for the property so sold or transferred shall be applied as described in (2) below) with any lender or investor, providing for a lease back to the Company or to any Designated Subsidiary of any Principal Property which was or will be sold or transferred by the Company or any Designated Subsidiary to such lender or investor or to any Person to whom the lender or investor has advanced funds based on the security of such property, unless either

    1. the Company or any Designated Subsidiary would be allowed, under "Restrictions on Liens" above, to create Indebtedness secured by a Lien on the property to be leased without securing the Notes on an equal basis, or

    2. the Company and the Designated Subsidiaries, within the 12 months preceding or following such sale or transfer, regardless of whether such sale or transfer is made by the Company or by a Designated Subsidiary, have applied or apply a total amount equal to the greater of

      . the net proceeds of the sale of the property leased pursuant to such arrangement, or

      . the fair value of the property so leased at the time of entering into such arrangement;

(1) to the voluntary retirement of the Company's or Designated Subsidiary's Indebtedness, which debt matures by its terms more than one year after the date it was originally incurred; or (2) to the acquisition, development or improvement of one or more Principal Properties.

 Definitions

  The following terms have the meanings set forth below when used in this Prospectus Supplement.

  "Attributable Debt" means, when used in connection with a sale and leaseback transaction, at any date as of which the amount of such Attributable Debt is to be determined, the lesser of (1) the fair value of the property subject to the transaction (as determined in good faith by the Company's officers) or (2) the present value of rent for the remaining term of the lease. Rent shall be discounted to present value at the actual percentage rate inherent in such lease as determined in good faith by the Company's officers, compounded semiannually. Rent is the lesser of (1) rent for the remaining term of the lease assuming it is not terminated or (2) rent from the date of determination until the first possible termination date plus the termination payment then due, if any. The remaining term of a lease includes any period for which the lease has been extended. Rent does not include (a) amounts for maintenance, repairs, insurance, taxes, assessments and similar charges or (b) contingent rent, such as that based on sales. Rent may be reduced by rent that any sublessee must pay from the date of determination for all or part of the same property.

  "Consolidated Net Assets" means the consolidated total assets of the Company and its Subsidiaries as reflected in the Company's most recent balance sheet prepared in accordance with generally accepted accounting principles, less (1) current liabilities (excluding current maturities of long-term debt and obligations under capital leases) and (2) trademarks, patents, and minority interests of others. Consolidated Net Assets includes goodwill of the Company and its Subsidiaries.

  "Designated Subsidiary" means any Subsidiary of the Company, other than an International Subsidiary, which is directly or indirectly wholly-owned by the Company on the date as of which a determination is being made, whether or not such Subsidiary was owned as of the date of the Indenture or was created or acquired after the date of the Indenture. A Subsidiary is "wholly-owned" by a Person or Persons if such Person or Persons own(s) all of the capital stock of such Subsidiary, other than directors' qualifying shares or similar securities.

  "Indebtedness" means, with respect to any Person, the aggregate amount (without duplication) of:

    1. all obligations for borrowed money,

    2. all obligations under debentures, notes or other similar instruments;

    3. all obligations to pay the deferred purchase price of property or services, except trade accounts payable, accrued commissions and other similar accrued current liabilities related to those obligations, in any case not overdue, arising in the ordinary course of business;

    4. all obligations under any lease (or other agreement conveying the right to use) of property by a Person as lessee or guarantor which generally accepted accounting principles would require to be accounted for as a capital lease on that Person's balance sheet;

    5. all reimbursement obligations under any letters of credit or bankers' acceptances related to Indebtedness of such Person or another Person;

    6. all Attributable Debt;

    7. all Redeemable Stock; and

    8. all guarantees of (a) obligations specified in clauses (1) through (5) of this definition, (b) Attributable Debt and (c) Redeemable Stock, in each case of other Persons. "Indebtedness" does not include any obligations of a Person under a Swap Contract.

  "International Subsidiary" means any Subsidiary of the Company that conducts its principal business or has its principal assets located outside of the United States.

  "Lien" means any lien, mortgage, pledge, security interest, charge, or encumbrance of any kind (including any conditional sale or other title retention agreement or any lease in the nature of a conditional sale or title retention agreement) and any agreement to give any lien, mortgage, pledge, security, interest, charge, or other encumbrance of any kind.

  "Person" means any individual, corporation, partnership, limited liability company, trust, joint venture, unincorporated association or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

  "Principal Property" means any land, land improvement, building and associated equipment or property owned or leased under a capital lease that is located within the United States of America and has a book value greater than 3% of Consolidated Net Assets as of the date of such determination, not including any such property financed through the issuance of tax exempt governmental obligations, or any such property that the Board of Directors of the Company has determined not to be of material importance to the Company's business and that of its Designated Subsidiaries taken as a whole.

  "Redeemable Stock" means any stock that by its terms matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise.

  "Subsidiary" of any Person means (i) a corporation, at least a majority of the outstanding securities of which having ordinary voting power (other than securities having such power only by reason of the happening of a contingency) is owned by such Person, either directly or indirectly through a Subsidiary of such Person; or (ii) a partnership, joint venture, association, or other business entity, if in accordance with generally accepted accounting principles such entity is consolidated with such Person for financial statement purposes.

  "Swap Contract" means any agreement relating to any transaction that is a rate swap, basis swap, forward rate transaction, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, forward transaction, cap, collar or floor transaction, currency swap, cross-currency rate swap, swaption, currency option or any other similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing, and, unless the context otherwise clearly requires, any master agreement relating to or governing any or all of the foregoing, provided that such Swap Contract was entered into to manage risks associated with the Company's liabilities, commitments or assets or those of any Subsidiary of the Company and not for speculation.

  "Undesignated Subsidiary" means any Subsidiary of the Company that is not a Designated Subsidiary.

DEFEASANCE AND COVENANT DEFEASANCE

  The provisions described in the Prospectus under "Description of Debt Securities of the Company--Discharge, Defeasance and Covenant Defeasance" will apply to the Notes. Covenant defeasance applies to the covenants described in the Prospectus under "Description of Debt Securities of the Company--Discharge, Defeasance and Covenant Defeasance", the covenant described in the Prospectus under "Description of Debt Securities of the Company--Consolidation, Merger and Sale of Assets" and the covenants described in this section under the subheadings "Restrictions on Liens" and "Restrictions on Sale and Leaseback Transactions."

                CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

  The following summarizes certain United States federal tax consequences as of the date of this Prospectus Supplement of the purchase, ownership and disposition of Notes by an initial purchaser of Notes that is not a United States Person (as defined below). Except where noted, the summary deals only with Notes held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code") by non-United States Persons. As used herein, the term "United States Person" means an owner of a Note that is, for United States federal income tax purposes,

  . a citizen or resident of the United States,

  . a corporation, partnership or other entity created or organized in or under the laws of the United States,

  . an estate the income of which is subject to United States Federal income taxation regardless of its source,

  . any trust if a court within the United States is able to exercise primary supervision of the administration thereof and one or more United States Persons has the authority to control all substantial decisions thereof and

  . any other person included within the definition of "United States Person" under the Code and U.S. Treasury regulations.

  The following summary is based upon the provisions of the Code, and on regulations, rulings and judicial decisions under the Code as of the date of this Prospectus Supplement. This summary does not address any state, local or foreign tax consequences. This summary does not discuss all aspects of United States federal taxation which may be important to non-United States Persons in light of their individual investment circumstances, such as Notes held by investors who are subject to special tax rules (e.g. financial institutions, insurance companies, broker-dealers, tax-exempt organizations and private foundations) or to persons that will hold the Notes as part of a straddle, hedge, or synthetic security transaction for United States federal income tax purposes. Persons in those situations may be subject to tax rules that differ significantly from those summarized below. Special rules may also apply to certain non-United States Persons, such as "controlled foreign corporations," "passive foreign investment companies" and "foreign personal holding companies." Finally, prospective purchasers of the Notes should be aware that tax laws frequently change. When these changes occur, the statutes, regulations, rulings and judicial decisions giving rise to such changes may have a retroactive effect. Accordingly, future changes in such tax laws may cause the consequences of the purchase, ownership and disposition of the Notes to differ significantly from the consequences summarized below. Persons considering the purchase, ownership or disposition of the Notes should consult their own tax advisors concerning the United States federal tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction and any applicable tax treaties, which may provide for a lower rate of withholding tax, exemption from or reduction of branch profits tax, or other rules different from those described below.

  Under present United States federal income and estate tax law, and subject to the discussion below concerning backup withholding:

    (a) no United States federal withholding tax will be imposed with respect to the payment by the Company or its Paying Agent of principal, premium, if any, or interest on a Note owned by a non-United States Person (the "Portfolio Interest Exception"), provided that:

      1. such non-United States Person does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote within the meaning of section 871(h)(3) of the Code and the regulations thereunder,

      2. such non-United States Person is not a controlled foreign corporation that is related, directly or indirectly, to the Company through stock ownership,

      3. such non-United States Person is not a bank whose receipt of interest on a Note is described in section 881(c)(3)(A) of the Code and

      4. such non-United States Person satisfies the statement requirement (described generally below) set forth in section 871(h) and section 881(c) of the Code and the regulations thereunder;

    (b) no United States federal withholding tax will be imposed generally with respect to any gain or income realized by a non-United States Person upon the sale, exchange, redemption, retirement or other disposition of a Note; and

    (c) a Note beneficially owned by an individual who at the time of death is a non-United States Person will not be subject to United States federal estate tax as a result of such individual's death, provided that such individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote within the meaning of Section 871(h)(3) of the Code and provided that the interest payments with respect to such Note would not have been, if received at the time of such individual's death, effectively connected with the conduct of a United States trade or business by such individual.

  To satisfy the requirement referred to in (a)(4) above, the beneficial owner of such Note, or a financial institution holding the Note on behalf of such owner, must provide, in accordance with specified procedures, a Paying Agent of the Company with a statement to the effect that the beneficial owner is not a United States Person (as defined in the Code). These requirements will be met if (1) the beneficial owner provides his name and address, and certifies, under penalties of perjury, that he is not a United States Person (which certification may be made on an Internal Revenue Service ("IRS") Form W-8 (or substitute form)) or (2) a financial institution holding the Note on behalf of the beneficial owner certifies, under penalties of perjury, that such statement has been received by it and furnishes the Company or its Paying Agent, as the case may be, with a copy thereof.

  With respect to Notes held by a foreign partnership, under current law, the Form W-8 may be provided by the foreign partnership. However, for interest and disposition proceeds paid with respect to a Note after December 31, 1999, unless the foreign partnership has entered into a withholding agreement with the IRS, a foreign partnership must, in addition to providing an intermediary Form W-8, attach an appropriate certification by each partner. Prospective investors, including foreign partnerships and their partners, should consult their tax advisors regarding possible additional reporting requirements.

  If a non-United States Person cannot satisfy the requirements of the Portfolio Interest Exception described in (a) above, payments on a Note made to such non-United States Person will be subject to a 30% withholding tax unless the beneficial owner of the Note provides the Company or its Paying Agent, as the case may be, with a properly executed (1) IRS Form 1001 (or substitute form) claiming an exemption from or reduction of withholding tax under the benefit of a tax treaty or (2) IRS Form 4224 (or substitute form) stating that interest paid on the Note is not subject to withholding tax because it is effectively connected with the beneficial owner's conduct of a trade or business in the United States.

  Recently issued Treasury Regulations (the "New Regulations") modify the requirements imposed on a non-United States Person and certain intermediaries for establishing the recipient's status as a non-United States Person eligible for exemption from or reduction in United States withholding tax and backup withholding (described below). In general, the New Regulations do not significantly alter the substantive withholding and information reporting requirements but rather unify current certification procedures and forms and clarify reliance standards. The New Regulations are generally effective for payments made after December 31, 1999, subject to certain transition rules. In addition, the New Regulations impose different conditions on the ability of financial intermediaries acting for a non-United States Person to provide certifications on behalf of the non-United States Person, which may include entering into an agreement with the IRS to audit certain documentation with respect to such certifications. The Company or its Paying Agent may request new withholding tax exemption forms from non-United States Persons in order to qualify for continued exemption from withholding tax under the New Regulations when they become effective. Non-United States Persons should consult their own tax advisors to determine the effects of the application of the New Regulations to their particular circumstances.

  If a non-United States Person is engaged in a trade or business in the United States and if interest on a Note is effectively connected with the conduct of such trade or business, the non-United States Person, although generally exempt from United States federal withholding tax if certain procedures are followed as discussed above, will be subject to United States federal income tax on such interest on a net income basis in the same manner as if the holder were a United States Person. In addition, if such holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% or applicable lower tax treaty rate on its effectively connected earnings and profits for the taxable year, subject to adjustments. For this purpose, interest on a Note will be included in such foreign corporation's effectively connected earnings and profits.

  Any gain or income realized upon the sale, exchange, retirement or other disposition of a Note by a non-United States Person generally will not be subject to United States federal income tax unless (1) such gain or income is effectively connected with a trade or business in the United States of the non-United States Person, (2) in the case of a non-United States Person who is an individual, such individual is present in the United States for 183 days or more in the taxable year of such sale, exchange, retirement or other disposition, and certain other conditions are met, or (3) the non-United States Person is subject to tax pursuant to the provisions of United States tax law applicable to certain United States expatriates.

INFORMATION REPORTING AND BACKUP WITHHOLDING

  The IRS will not require information reporting or backup withholding with respect to payments made by the Company or its Paying Agent to non-United States Persons if the Company or its Paying Agent has received a statement described in (a)(4) above and the payor does not have actual knowledge that the beneficial owner is a United States Person.

  In addition, backup withholding and information reporting will not apply if payments on a Note are paid or collected by a foreign office of a custodian, nominee or other foreign agent on behalf of the beneficial owner of such Note, or if a foreign office of a broker (as defined in applicable United States Treasury regulations) pays the proceeds of the sale of a Note to the owner of the Note. If, however, such nominee, custodian, agent or broker is, for United States federal income tax purposes, a United States Person, a controlled foreign corporation or a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, such payments will be subject to information reporting (but not backup withholding), unless (1) such custodian, nominee, agent or broker has documentary evidence in its records that the beneficial owner is not a United States Person and certain other conditions are met or (2) the beneficial owner otherwise establishes an exemption.

  Payments on a Note paid to the beneficial owner of a Note by a United States office of a custodian, nominee or agent, or the payment by the United States office of a broker of the proceeds of sale of a Note, will be subject to both backup withholding at a rate of 31% and information reporting unless the beneficial owner provides the statement referred to in (a)(4) above and the payor does not have actual knowledge that the beneficial owner is a United States Person or otherwise establishes an exemption.

  Any amounts withheld under the backup withholding rules will be credited toward such non-United States Person's United States federal income tax liability, if any. To the extent that the amounts withheld exceed the non-United States Person's tax liability, the excess may be refunded to the non-United States Person provided the non-United States Person furnishes the required information to the IRS. The non-United States Person must also file a United States tax return in order to obtain a refund of the excess backup withholding.

                                  UNDERWRITING

  Lehman Brothers Inc. and Salomon Brothers Inc each have agreed to purchase from the Company the principal amount of Notes set forth opposite its name.

                                                                PRINCIPAL AMOUNT
   UNDERWRITERS                                                     OF NOTES
   ------------                                                 ----------------
   Lehman Brothers Inc.........................................   $ 75,000,000
   Salomon Brothers Inc........................................     75,000,000
                                                                  ------------
     Total.....................................................   $150,000,000
                                                                  ============

  The Underwriters will purchase the Notes under an Underwriting Agreement and related Terms Agreement with the Company. The Underwriters will pay the Company the offering price less the underwriting discount specified on the cover page of the final Prospectus Supplement. The Company estimates its expenses for this offering at $250,000. Certain conditions contained in the Underwriting Agreement must be satisfied before the Underwriters are required to purchase the Notes. The Underwriters will either purchase all of the Notes or none of them.

  The Underwriters have advised the Company that they will offer the Notes directly to the public initially at the offering price and to certain dealers at the offering price less a selling concession not to exceed .40% of the principal amount of the Notes. The Underwriters may allow and these dealers may reallow a concession not to exceed .25% of the principal amount of such Notes to other dealers. After the initial offering of the Notes, the Underwriters may change the offering price, the concession to selected dealers and the reallowance to other dealers.

  The Underwriters will offer the Notes subject to prior sale, withdrawal, cancellation or modification of the offer of the Notes without notice, and to their receipt and acceptance of the Notes. The Underwriters may reject any order to purchase Notes.

  Each Underwriter has severally represented and agreed that (1) it has not offered or sold and will not offer or sell in the United Kingdom any Notes except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purpose of their business or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 (the "Regulations"), (2) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 and the Regulations with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom and
(3) it has only issued or passed on, and will only issue or pass on, to any person in the United Kingdom any document received by it in connection with the issue of the Notes, if that person is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996, as amended, or is a person to whom the document may otherwise lawfully be issued or passed on.

  The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments which the Underwriters may be required to make in respect thereof.

  The Underwriters have provided investment banking services to the Company and certain of its subsidiaries. The Underwriters may provide such services in the future.

  Application has been made to list the Notes on the Luxembourg Stock Exchange. The Notes have been approved for clearance through the Cedel and Euroclear systems.

  The Underwriters have advised the Company that they presently intend to make a market in the Notes as permitted by applicable laws and regulations. The Underwriters are not obligated to make a market in the

Notes, however, and they may discontinue such market making at any time in their sole discretion. Accordingly, there may not be adequate liquidity or adequate trading markets for the Notes.

  The Underwriters may engage in stabilizing and syndicate covering transactions in accordance with Rule 104 under the Securities Exchange Act of 1934, as amended. Rule 104 permits stabilizing bids to purchase a security so long as bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of Notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing and syndicate covering transactions may cause the price of the Notes to be higher than it would otherwise be in the absence of such transactions. The Underwriters may or may not engage in such transactions, in their discretion, and, if such transactions are commenced, they may be discontinued without notice.

  Purchasers of the Notes may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offering price.

                                 LEGAL MATTERS

  Seth H. Hoogasian, Esq., General Counsel of the Company, will issue an opinion on the validity of the Notes for the Company. Mr. Hoogasian is a full-time employee and an officer of the Company and owns or has the right to acquire 103,028 shares of Common Stock of the Company and 218,504 shares of the common stock of the Company's subsidiaries. Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts, will issue an opinion on the validity of the Notes for the Underwriters.

                        LISTING AND GENERAL INFORMATION

  The Notes have been accepted for clearance through the Euroclear and Cedel Bank clearance systems. The ISIN number for the Notes is US883556AG74, and the Common Code for the Notes is 9202242. Application has been made to list the Notes on the Luxembourg Stock Exchange.

   The Company's Board of Directors authorized the issuance and the terms of the Notes on July 14, 1998. The Pricing Committee of the Board of Directors authorized additional terms of the Notes on October 26, 1998.

  In connection with the application to list the Notes on the Luxembourg Stock Exchange, the Company will file a legal notice relating to the issuance of the Notes and copies of the Company's corporate charter, as amended, with the Registrar of the District Court of Luxembourg (Greffier en Chef du Tribunal d'Arrondissement de et a Luxembourg) where such documents may be examined and copies obtained.

  Copies of the Company's corporate charter, as amended, and the Indenture (including the forms of Notes) will, so long as the Notes are listed on the Luxembourg Stock Exchange, be available for inspection in the City of Luxembourg at the office of the Luxembourg Paying Agent. In addition, so long as the Notes are listed on the Luxembourg Stock Exchange, copies of the most recent audited annual and interim unaudited quarterly financial statements of the Company may be obtained at that office.

  There has been no significant change in the financial position or operations of the Company and its subsidiaries on a consolidated basis since January 4, 1998, except as set forth in this Prospectus Supplement, in the Prospectus or in any document incorporated by reference into the Prospectus.

  Except as set forth in this Prospectus Supplement, in the Prospectus or in any document incorporated by reference into the Prospectus, neither the Company nor any subsidiary is involved in any legal or arbitration proceedings, nor, to the Company's knowledge, are any legal or arbitration proceedings pending or threatened involving the Company or any subsidiary, which may have or have had during the twelve months prior to the date of this Prospectus Supplement a material adverse effect on the financial position of the Company and its subsidiaries on a consolidated basis.

  The Underwriting Agreement, the Notes and the Indenture are governed by the laws of the Commonwealth of Massachusetts, except that the rights, protections, obligations, indemnities and immunities of the Trustee under the Indenture are governed by the laws of the State of New York, without regard to the conflicts of laws principles of either state.

  The Company will mail and publish in the Luxemburger Wort copies of all notices to holders of the Notes. The Company will publish notices in the Luxemburger Wort as long as the Notes are listed on the Luxembourg Stock Exchange and the rules of that exchange so require.

  Trades on the Luxembourg Stock Exchange must be capable of being settled through Cedel Bank or Euroclear.

                        REGISTERED OFFICE OF THE ISSUER
                                81 Wyman Street
                                 P.O. Box 9046
                       Waltham, Massachusetts 02454-9046
                                 United States

                             AUDITORS OF THE ISSUER
                              Arthur Andersen LLP
                              225 Franklin Street
                          Boston, Massachusetts 02110
                                 United States

                          LEGAL ADVISER FOR THE ISSUER
                           (as to United States law)
                            Seth H. Hoogasian, Esq.
                                General Counsel
                          Thermo Electron Corporation
                                81 Wyman Street
                                 P.O. Box 9046
                       Waltham, Massachusetts 02454-9046
                                 United States

                       LEGAL ADVISER FOR THE UNDERWRITERS
                           (as to United States law)
                        Testa, Hurwitz & Thibeault, LLP
                                125 High Street
                          Boston, Massachusetts 02110
                                 United States

                            TRUSTEE AND PAYING AGENT
                             Bankers Trust Company
                         Four Albany Street, 4th Floor
                            New York, New York 10006
                                 United States

             LUXEMBOURG PAYING AGENT AND LUXEMBOURG TRANSFER AGENT
                         Bankers Trust Luxembourg, S.A.
                          14 Boulevard F.D. Roosevelt
                               L-2450 Luxembourg

                            LUXEMBOURG LISTING AGENT
                         Bankers Trust Luxembourg, S.A.
                          14 Boulevard F.D. Roosevelt
                               L-2450 Luxembourg

PROSPECTUS

                                  $696,328,125

                          THERMO ELECTRON CORPORATION

                        COMMON STOCK AND DEBT SECURITIES

  This Prospectus may be used in connection with the offering and sale, from time to time, together or separately, of shares of the common stock, $1.00 par value per share (the "Common Stock") of Thermo Electron Corporation (the "Company"), and the Company's debt securities ("Debt Securities"), which may be either senior debt securities ("Senior Securities") or subordinated debt securities ("Subordinated Securities"), consisting of debentures, notes and/or other unsecured evidences of indebtedness. The Common Stock and the Debt Securities in one or more series (collectively, the "Securities") may be offered, separately or together, at prices and terms to be set forth in one or more supplements to this Prospectus (each a "Prospectus Supplement") up to an aggregate initial offering price of $696,328,125. Any Debt Securities sold hereunder will be denominated in U.S. dollars. Specific terms of the Securities for which this Prospectus is being delivered will be set forth in the applicable accompanying Prospectus Supplement including, where applicable, (i) in the case of Debt Securities, the specific designation, aggregate principal amount, denominations, maturity, premium, rate of interest (or method of calculation thereof) and time of payment thereof, terms for redemption at the option of the Company or the holder, terms for any sinking fund payments, subordination provisions, if any, terms, if any, providing for conversion of the Debt Securities into Common Stock, the form of the Debt Securities (which may be registered or bearer, or certificated or global), the initial public offering price and certain other terms of the offering and sale of the Debt Securities in respect of which this Prospectus is being delivered; and (ii) in the case of Common Stock, the number of shares and initial public offering price of the Common Stock and certain terms of the offering and sale thereof, including the identity of selling securityholders, if any. The Prospectus Supplement may also contain information, as applicable, about certain U.S. federal income tax considerations relating to, and any listing on a securities exchange of, the Securities for which the Prospectus Supplement is being delivered. The Common Stock is listed on the New York Stock Exchange. Any Common Stock offered will be listed, subject to notice of issuance, on such exchange.

  The Securities may be sold by the Company or by selling securityholders directly or indirectly through agents, underwriters or dealers as designated from time to time, or through a combination of such methods. See "Plan of Distribution." The applicable accompanying Prospectus Supplement will set forth the names of any underwriters, dealers or agents involved in the sale of the Securities in respect of which this Prospectus is being delivered and any applicable fee, commission or discount arrangements with them. See "Plan of Distribution" for possible indemnification arrangements with underwriters, dealers and agents.

  This Prospectus may not be used to consummate sales of Securities unless accompanied or, to the extent permitted by applicable law, preceded by a Prospectus Supplement.

  THESE SECURITIES HAVE  NOT BEEN  APPROVED OR DISAPPROVED  BY THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY  STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES  AND   EXCHANGE  COMMISSION  OR  ANY   STATE  SECURITIES
        COMMISSION  PASSED  UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS
              PROSPECTUS.  ANY  REPRESENTATION  TO  THE CONTRARY
                            IS A CRIMINAL OFFENSE.

               The date of this Prospectus is September 29, 1998.

                                  RISK FACTORS

  In addition to the other information in this Prospectus and the applicable Prospectus Supplement, prospective purchasers of the Securities offered hereby should carefully consider the risk factors set forth in the Company's most recent Annual Report on Form 10-K.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, DC 20549; and at the Commission's regional offices at 500 West Madison Street, Chicago, Illinois 60661; and 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, DC 20549, at prescribed rates. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company; the address of such Web site is http://www.sec.gov. The Common Stock is listed on the New York Stock Exchange, and such material that relates to the Company may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

  The Company has filed with the Commission a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), of which this Prospectus constitutes a part. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed with the Commission by the Company (File No. 1-
8002) are hereby incorporated by reference into this Prospectus:

    (a) Annual Report on Form 10-K for the fiscal year ended January 3, 1998, as amended by Amendment No. 1 on Form 10-K/A filed with the Commission on April 3, 1998;

    (b) Quarterly Report on Form 10-Q for the fiscal quarter ended April 4,
  1998;

    (c) Current Report on Form 8-K filed with the Commission on April 7, 1998 with respect to the Company's execution of a domestic and an international underwriting agreement with respect to its public sale of 6,500,000 shares of its common stock;

    (d) Current Report on Form 8-K filed with the Commission on June 4, 1998 with respect to a contemplated offering by Thermo Power Corporation and with respect to an exchange offer being conducted by Thermedics Inc.;

    (e) Current Report on Form 8-K filed with the Commission on July 7, 1998 with respect to the Company's anticipated total gains from the issuance of stock by the Company's subsidiaries for the quarter ended July 4, 1998;

    (f) Current Report on Form 8-K filed with the Commission on July 22, 1998 with respect to the Company's expected operating income for the quarter ended July 4, 1998;

    (g) Quarterly Report on Form 10-Q for the fiscal quarter ended July 4,
  1998;

    (h) Current Report on Form 8-K filed with the Commission on September 3, 1998 with respect to changes in the executive management of the Company;

    (i) Current Report on Form 8-K filed with the Commission on September 15, 1998 with respect to the retirement of the Company's Chief Financial Officer;

    (j) The description of the Common Stock which is contained in the Company's Registration Statement on Form 8-A filed under the Exchange Act, as such description may be amended from time to time;

    (k) Current Report on Form 8-K filed with the Commission on September 30, 1998 with respect to restructuring and other charges at the Company; and

    (l) The description of the Company's Preferred Stock Purchase Rights which is contained in the Company's Registration Statement on Form 8-A filed under the Exchange Act, as such description may be amended from time to time.

  All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document all or any portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will provide without charge to any person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than certain exhibits to such documents). Requests for such copies should be directed to Sandra L. Lambert, Secretary, Thermo Electron Corporation, 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts 02454-9046 (telephone: (781) 622-
1000). This Prospectus (including the documents incorporated by reference herein (other than certain exhibits to such documents)) will also be obtainable free of charge at the office of Bankers Trust Luxembourg S.A., 14 Boulevard F.D. Roosevelt, L-2450 Luxembourg.

                                  THE COMPANY

  The Company develops, manufactures and markets environmental monitoring and analysis instruments; biomedical products including heart-assist devices, respiratory care equipment, and mammography systems; paper-recycling and papermaking equipment; alternative-energy systems; industrial process equipment; and other specialized products. The Company also provides a range of services for the personal care, environmental, laboratory analysis, and metals-processing industries, and conducts advanced technology research and development. The Company performs its business through majority-owned subsidiaries that are partially owned by the public or by private investors, as well as through wholly-owned subsidiaries.

  The Company has developed leading market positions in many lines of business, including environmental monitoring and analysis instruments, mammography systems, biomass power plants, and paper-recycling equipment and papermaking accessories. The Company is currently seeking to establish leading market positions in the field of left ventricular-assist systems, explosives-detection systems, thermal soil-remediation services and dedicated natural gas engines. The Company is developing new products in its Advanced Technologies segment, as well as other segments.

  A key element in the Company's growth has been its ability to commercialize innovative products and services emanating from research and development activities conducted at the Company's various subsidiaries and divisions. The Company's strategy has been to identify business opportunities arising from social, economic and regulatory issues and seek a leading market share through the application of proprietary technology. As part of this strategy, the Company continues to focus on the acquisition of complementary businesses that can be integrated into existing core businesses to leverage the Company's access to new markets.

  The Company believes that maintaining an entrepreneurial atmosphere is essential to continuing its growth and development. In order to preserve this environment, the Company adopted the strategy of having certain subsidiaries sell a minority interest to outside investors. The Company believes that this strategy provides additional motivation and incentives for the management of the subsidiaries through the establishment of subsidiary-level stock option incentive programs, as well as capital to support the subsidiaries' growth. The Company's majority-owned subsidiaries are provided with centralized strategic planning, corporate development, administrative, financial and other services that would not be available to many independent companies of similar size.

  The Company, a Delaware corporation, was incorporated on October 11, 1960, completed its initial public offering in 1967, and was listed on the New York Stock Exchange in 1980. The principal executive office of the Company is located at 81 Wyman Street, Waltham, Massachusetts 02454-9046 (telephone: 781-622-1000).

                                USE OF PROCEEDS

  Except as otherwise provided in the applicable Prospectus Supplement, the net proceeds from the sale of the Securities will be used by the Company for general corporate purposes, which may include repayment of outstanding indebtedness, capital expenditures, working capital requirements, research and development, repurchase of its Common Stock and other securities and the securities of any of its subsidiaries through open-market purchases or otherwise, and possible future acquisitions. The precise amount and timing of the application of such proceeds will depend upon the funding requirements of the Company, and the availability and cost of other funds. Pending these uses, the Company expects to invest the net proceeds primarily in investment grade interest or dividend bearing instruments.

                      RATIOS OF EARNINGS TO FIXED CHARGES

  The following table sets forth the historical ratios of earnings to fixed charges of the Company and its subsidiaries for the periods indicated. For purposes of computing the ratios of earnings to fixed charges, "earnings" represent income from continuing operations before taxes, cumulative effect of change in accounting principle and extraordinary item, adjusted for minority interest in losses of consolidated subsidiaries and minority interest in income of consolidated subsidiaries with fixed charges, plus fixed charges, excluding capitalized interest. "Fixed charges" for continuing operations consist of interest on indebtedness and amortization of debt expense, capitalized interest and one-third of rental expense, which is deemed to be the interest component of such rental expense.

                                           FISCAL YEAR(1)      SIX MONTHS ENDED
                                      ------------------------ ----------------
                                      1993 1994 1995 1996 1997   JULY 4, 1998
                                      ---- ---- ---- ---- ---- ----------------
Ratio of earnings to fixed charges... 3.21 3.63 4.17 4.18 5.15       4.94

--------
(1) The Company's fiscal years ended on January 1, 1994, December 31, 1994, December 30, 1995, December 28, 1996 and January 3, 1998.

                 DESCRIPTION OF DEBT SECURITIES OF THE COMPANY

  The following description sets forth certain general terms and provisions of the Debt Securities of the Company to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may not apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Debt Securities.

  The Debt Securities constitute either senior Debt Securities (the "Senior Securities") or subordinated Debt Securities (the "Subordinated Securities"). The Senior Securities are to be issued under an Indenture (the "Senior Indenture"), to be entered into between the Company and Bankers Trust Company, as trustee (the "Trustee"), the form of which Senior Indenture is filed as an exhibit to the Registration Statement containing this Prospectus. The Subordinated Securities will be issued under an Indenture (the "Subordinated Indenture"), to be entered into between the Company and Bankers Trust Company, as trustee (in such capacity, also the "Trustee"), the form of which Subordinated Indenture is also filed as an exhibit to the Registration Statement containing this Prospectus. The Senior Indenture and the Subordinated Indenture are sometimes collectively referred to herein as the "Indentures."

  The following summary of certain provisions of the Debt Securities and the Indentures does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the Indentures, including the definitions therein of certain terms. Wherever particular provisions or defined terms of the Indentures are referred to, such provisions or defined terms are incorporated herein by reference. Certain defined terms in the Indentures are capitalized herein. Article or section references in parentheses are to the applicable Indenture. References in this section to the "Company" are solely to Thermo Electron Corporation and not to any of its subsidiaries.

  Unless otherwise indicated, currency amounts in this Prospectus and any Prospectus Supplement are stated in United States dollars ("$," "U.S. Dollars" or "dollars").

GENERAL

  The Indentures do not limit the aggregate principal amount of Debt Securities that may be issued thereunder and provide that Debt Securities may be issued thereunder up to an aggregate principal amount that may be authorized from time to time by the Company. Debt Securities may be issued in one or more series thereunder. The Senior Securities will be unsecured obligations of the Company and will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company. Unless otherwise indicated in the applicable Prospectus Supplement, the Subordinated Securities will be unsecured and subordinated in right of payment to all existing and future Senior Indebtedness of the Company, in the manner and to the extent described below under "Subordination of Subordinated Securities." The Company's rights as a stockholder and the rights of its creditors, including holders of the Debt Securities, to participate in the assets of any of the Company's subsidiaries, as the case may be, upon a subsidiary's liquidation or recapitalization will be subject to the prior claims of such subsidiary's creditors.

  Reference is made to the Prospectus Supplement relating to the particular series of Debt Securities offered thereby for specific terms, including (where applicable): (1) the title or designation of such Debt Securities and the series in which such Debt Securities shall be included; (2) the aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount and the price or prices (expressed as a percentage of the principal amount thereof) at which such Debt Securities will be issued; (3) if there is more than one Trustee, the identity of the Trustees and, if not the Trustee, the identity of each Security Registrar, and the identity of each Paying Agent, Conversion Agent or Authenticating Agent with respect to the Debt Securities; (4) the date or dates on which the principal of and premium, if any, on such Debt Securities will be payable, or the method or methods, if any, by which such date or dates will be determined; (5) the rate or rates (which may be fixed or variable) at which such Debt Securities will bear interest, if any, or the method or methods, if any, by which such rate or rates are to be determined, the date or dates, if any, from which such interest will accrue or the method or methods, if any, by which such date or dates are to be determined, the interest payment dates, if any, on which such interest shall be payable and the record dates, if any, for the interest payable on Debt Securities in registered form on any interest payment dates, whether and under what circumstances Additional Amounts on such Debt Securities will be payable, and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months; (6) if the Debt Securities are to be issuable in global form and are to be issuable in definitive form (whether upon original issue or upon exchange of a temporary Debt Security) only upon receipt of certain certificates or other documents or satisfaction of other conditions, then the terms of such certificates, documents or conditions; (7) the place or places where the principal of, premium, if any, and any interest or any Additional Amounts with respect to such Debt Securities shall be payable, the place or places where such Debt Securities may be surrendered for registration of transfer and exchange, and the place or places of transfer, exchange or conversion in the circumstances described in the Prospectus Supplement or in the Indentures, if other than The City of New York; (8) the period or periods within which, the price or prices at which and the other terms and conditions upon which such Debt Securities may be redeemed at the option of the Company;
(9) the obligation, if any, of the Company to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provisions or at the option of a Holder thereof and the period or periods within which, the price or prices at which, and the terms and conditions upon which such Debt Securities shall be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation; (10) whether any such Debt Securities are to be issuable in registered form ("Registered Securities") or bearer form ("Bearer Securities") or both and, if in bearer form, the terms and conditions relating thereto, including whether interest in respect of any portion of a temporary Bearer Security in global form payable in respect of an interest payment date therefor prior to the Exchange Date shall be paid to any clearing organization with respect to the portion of such temporary Bearer Security held for its account and any further terms and conditions relating to the crediting of such interest payments to the persons entitled thereto, and any limitations on issuance of such Bearer Securities (including in exchange for registered Debt Securities of the same series); (11) the authorized denominations in which Debt Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof (in the case of Registered Securities) or $1,000 or $10,000 (in the case of Bearer Securities); (12) the terms, if any, on which such Debt Securities may be exchanged for or converted into other securities of the Company; (13) whether any such Debt Securities will be issued in temporary or permanent global form and, if so, the identity of the depository or depositories for such global Debt Security; (14) the index, formulas or other method, if any, with reference to which the amount of any payment of principal of, premium, if any, or interest on or any Additional Amounts with respect to the Debt Securities will be determined; (15) the portion of the principal amount of such Debt Securities which will be payable upon declaration of acceleration of the Maturity thereof, if other than the stated principal amount thereof; (16) any addition to, or modification or deletion of, any covenant or Event of Default with respect to such Debt Securities; (17) the terms, if any, upon which Debt Securities may be exchangeable for other Securities; (18) in the case of an issue of Subordinated Securities, the subordination provisions, if different from those described under "Subordination of Subordinated Securities" below; (19) the applicability of any provisions described below under "Discharge, Defeasance and Covenant Defeasance;" (20) the date(s) that the Securities are to be dated; and (21) any other terms of such Debt Securities not inconsistent with the provisions of the Indentures. As used in this Prospectus and any Prospectus Supplement relating to the offering of any Debt Securities, references to the principal of and premium, if any, and interest, if any, on Debt Securities will be deemed to include mention of the payment of Additional Amounts, if any, required by the terms of Debt Securities in such context. (Section 301)

  Under the Indenture, the terms of the Debt Securities of any series may differ, and the Company, without the consent of the holders of the Debt Securities of any series, may reopen a previous series of Debt Securities and issue additional Debt Securities of such series. (Section 301)

  Debt Securities may be issued at a discount from their stated principal amount. United States Federal income tax considerations and other special considerations applicable to any such Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

  Debt Securities may be issued that qualify as "Variable Rate Debt Securities" for tax purposes. United States Federal income tax considerations and other special considerations applicable to any such Variable Rate Debt Securities will be described in the applicable Prospectus Supplement.

  Debt Securities may also be issued that provide for the use of an index to determine the amount of payments of principal of, premium, if any, or interest on the series of which such Debt Securities are a part, but which do not qualify as Variable Rate Debt Securities. Special Federal income tax, accounting and other considerations applicable to such Indexed Securities will be described in the applicable Prospectus Supplement.

SUBORDINATION OF SUBORDINATED SECURITIES

  The Subordinated Securities will be subordinated in right of payment to the prior payment in full of all existing and future Senior Indebtedness of the Company. Senior Indebtedness of the Company is defined for this purpose as the principal of, premium, if any, and interest and other amounts due on or with respect to the following, whether outstanding at the date of execution of the Subordinated Indenture or thereafter incurred or created: (a) indebtedness of the Company for money borrowed by the Company (including, without limitation, purchase money obligations and money borrowed from any of its affiliates), whether or not evidenced by debentures, bonds, notes or other corporate debt securities or similar instruments issued by the Company; (b) obligations to reimburse any bank or other person in respect of amounts paid under letters of credit; (c) leases of real property, equipment or other assets, which leases are capitalized in the Company's financial statements in accordance with generally accepted accounting principles; (d) commitment, standby and other fees due and payable to financial institutions with respect to credit facilities available to the Company; (e) obligations of the Company under interest rate and currency swaps, floors, caps or other similar arrangements intended to hedge interest rates or currency exposure; (f) obligations secured by any mortgage, pledge, lien or other encumbrance on property which is owned or held by the Company subject to such mortgage, pledge, lien or other encumbrance, whether or not the obligations secured thereby shall have been assumed by the Company; (g) obligations of the Company constituting guarantees of indebtedness of or joint obligations with another or others which would be included in the preceding clauses (a), (b), (c), (d), (e) or (f); and (h) modifications, renewals, extensions or refundings of any of the indebtedness, leases, fees or obligations referred to in the preceding clauses (a), (b), (c),
(d), (e), (f) or (g) or debentures, notes or other evidences of indebtedness issued in exchange therefor; provided that Senior Indebtedness shall not include any particular indebtedness, lease, fee or obligation, modification, renewal, extension, refunding or exchanged securities if, under the express provisions of the instrument creating or evidencing the same, or pursuant to which the same is outstanding, such indebtedness, lease, fee or obligation or such modification, renewal, extension or refunding thereof or exchanged securities are stated to be not superior in right of payment to the Subordinated Securities. (Article Seventeen of the Subordinated Indenture) The Subordinated Securities will rank pari passu with each other. The obligations represented by the Subordinated Securities may rank pari passu with certain other obligations of the Company, if so indicated in the applicable Prospectus Supplement.

  Upon (a) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to the Company or its creditors, as such, or to its assets, or (b) any liquidation, dissolution or other winding up of the Company, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (c) any assignment for the benefit of creditors or any other marshaling of assets and liabilities of the Company, all principal of, premium, if any, and interest due upon all Senior Indebtedness must be paid in full before the Holders of the Subordinated Securities or the Trustee are entitled to receive or retain any assets so distributed in respect of the Subordinated Securities. (Section 1702) Upon the maturity of any Senior Indebtedness by lapse of time, acceleration or otherwise, such Senior Indebtedness shall first be paid in full, or duly provided for in cash, before any payment is made by the Company, directly or indirectly, on the Subordinated Securities. Upon the happening of any event of default with respect to any Senior Indebtedness, as defined therein or in the instrument under which it is outstanding, permitting the holders to accelerate the maturity thereof, then, unless and until such event of default shall have been cured or waived or shall have ceased to exist, no payment shall be made by the Company, directly or indirectly, on account of the principal of, premium, if any or interest on the Subordinated Securities and any Coupons appertaining thereto. (Section 1703) By reason of these provisions, in such events, Holders of the Subordinated Securities may recover less, ratably, than other creditors of the Company, including holders of Senior Indebtedness.

  Subject to payment in full of all Senior Indebtedness of the Company, the rights of Holders of the Subordinated Securities will be subrogated to the rights of holders of Senior Indebtedness to receive payments or distributions of cash, property or securities of the Company applicable to Senior Indebtedness. (Section 1705)

  The Subordinated Indenture places no limitation on the amount of additional Senior Indebtedness or any other indebtedness that may be incurred by the Company. The Company expects from time to time to incur additional indebtedness, including Senior Indebtedness.

STRUCTURAL SUBORDINATION

  The obligations represented by the Debt Securities are obligations exclusively of the Company and not of its subsidiaries. Because the operations of the Company are, in large part, conducted through subsidiaries, the cash flow and the consequent ability to service debt of the Company, including the obligations represented by the Debt Securities, are dependent, in part, upon the earnings of its subsidiaries and the distribution of those earnings to the Company or upon loans or other payments of funds by those subsidiaries to the Company. The Company's ability to access assets held by its majority-owned subsidiaries through dividends, loans, or other transactions is subject in each instance to a fiduciary duty owed to the minority stockholders of the relevant subsidiary. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Debt Securities or to make any funds available therefor, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to the Company by its subsidiaries may be subject to statutory restrictions, and dividends paid by a subsidiary that does not consolidate with the Company for tax purposes will be subject to taxation.

  The obligations represented by the Debt Securities will be effectively structurally subordinated to the indebtedness and other liabilities that each of the Company's subsidiaries owes to its creditors. Any right of the Company to receive assets of any of its subsidiaries upon liquidation or reorganization of such subsidiary (and the consequent right of the holders of the Debt Securities to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors, except to the extent that the Company is itself recognized as a creditor of such subsidiary, in which case the claims of the Company would still be subject to any security interests in the assets of such subsidiary and subordinated to any indebtedness of such subsidiary senior to that held by the Company. In addition, any minority stockholder of such subsidiary would be entitled to participate in the assets of such subsidiary on the same terms as the Company (in the Company's capacity as a stockholder of such subsidiary).

CONVERSION RIGHTS

  Unless otherwise indicated in an applicable Prospectus Supplement, the following provisions shall be applicable with respect to any Debt Security that is convertible into Common Stock (a "Convertible Debt Security").

  The Holder of any Convertible Debt Security will have the right, at the Holder's option, to convert any portion of the principal amount of a Convertible Debt Security that is an integral multiple of $1,000 into shares of Common Stock at any time on or after (a) in the case of all Convertible Debt Securities other than a temporary global Bearer Security, its date of issuance and (b) in the case of Convertible Debt Securities represented by a temporary global Bearer Security, the receipt of definitive Convertible Debt Securities, and prior to the close of business on the maturity date, unless previously redeemed or repurchased, at the Conversion Price per share set forth in an applicable Prospectus Supplement (subject to adjustment as described below). The right to convert a Convertible Debt Security called for redemption or delivered for repayment will terminate at the close of business on the fifth business day prior to the redemption date for such Convertible Debt Security or the second business day preceding the repayment date, as the case may be, unless the Company defaults in making the payment due upon redemption or repayment, as the case may be. (Section 1201)

  The right of conversion attaching to any Convertible Debt Security may be exercised by the Holder by delivering the Convertible Debt Security at the specified office of a Conversion Agent (which in the case of a Convertible Debt Security which is a Bearer Debt Security (a "Bearer Convertible Debt Security") will only be the office of any Conversion Agent outside the United States), accompanied by a duly signed and completed notice of conversion. The Conversion Date will be the date on which the Convertible Debt Security and the duly signed and completed notice of conversion are so delivered. As promptly as practicable on or after the Conversion Date, the Company will issue and deliver to the Trustee a certificate or certificates for the number of full shares of Common Stock issuable upon conversion, together with payment in lieu of any fraction of a share; such certificate will be sent by the Trustee to the appropriate Conversion Agent for delivery to the Holder. Accrued interest from the immediately preceding interest payment date until the Conversion Date will be paid within five business days after the Conversion Date. Each Bearer Convertible Debt Security delivered for conversion must be delivered with all Coupons maturing after the Conversion Date. Coupons maturing on or before the Conversion Date and not in default will be payable against surrender thereof, and Coupons so maturing but in default will continue to be payable as set forth in the Indenture, notwithstanding the exercise of the right of conversion by the Holder of the Convertible Debt Security to which the Coupons appertain, but Coupons maturing after the Conversion Date will not be paid. In the case of any Convertible Debt Security that is a Registered Debt Security which has been converted after any Regular Record Date but on or prior to the next Interest Payment Date (other than any such Registered Debt Security whose Maturity is prior to such Interest Payment Date), interest the Stated Maturity of which is on such Interest Payment Date shall be payable on such Interest Payment Date notwithstanding such conversion, and such interest shall be paid to the Holder of such Registered Convertible Debt Security on such Regular Record Date. No other payment or adjustment for interest, or for any dividends in respect of Common Stock, will be made upon conversion. Holders of Common Stock issued upon conversion will not be entitled to receive any dividends payable to holders of Common Stock as of any record time before the close of business on the Conversion Date. No fractional shares will be issued upon conversion, but in lieu thereof, an appropriate amount will be paid in cash by the Company based on the market price of the Common Stock at the close of business on the day of conversion. (Sections 307, 1202 and 1203)

  A Holder delivering a Convertible Debt Security for conversion will not be required to pay any stamp and similar taxes or duties in respect of the issue or delivery of Common Stock on conversion but will be required to pay any tax or duty which may be payable in respect of any transfer involved in the issue or delivery of the Common Stock in a name other than that of the Holder of the Convertible Debt Security. Certificates representing shares of Common Stock will not be issued or delivered unless all taxes and duties, if any, payable by the Holder have been paid. (Sections 1202 and 1208)

  The Conversion Price is subject to adjustment in certain events, including:
(a) dividends (and other distributions) payable in Common Stock on shares of capital stock of the Company, (b) the issuance to all holders of Common Stock of rights, options or warrants entitling them to subscribe for or purchase Common Stock at less than the then current market price (determined as provided in the Indenture) of the Common Stock, (c) subdivisions, combinations and reclassifications of Common Stock and (d) distributions to all holders of Common Stock of evidences of indebtedness of the Company, shares of capital stock, cash or assets (including securities, but excluding those dividends, rights, options, warrants and distributions referred to above, dividends and distributions paid exclusively in cash out of the consolidated retained earnings of the Company and mergers and consolidations to which the last paragraph of this section applies). The Company reserves the right to make such reductions in the Conversion Price in addition to those required in the foregoing provisions as it considers to be advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights will not be taxable to the recipients. No adjustment of the Conversion Price will be required to be made until the cumulative adjustments amount to 1.0% or more of the Conversion Price. (Section 1204) Notices of any adjustments to the Conversion Price pursuant to this paragraph will be given to all Holders in the manner required in the Indenture. (Section 1205)

  If at any time the Company makes a distribution of property to its stockholders which would be taxable to the stockholders as a dividend for federal income tax purposes (e.g., distributions of evidences of indebtedness or assets of the Company, but generally not stock dividends on Common Stock or rights to subscribe for Common Stock) and, pursuant to the anti-dilution provisions of the Indenture, the number of shares into which Convertible Debt Securities are convertible is increased, such increase may be deemed for federal income tax purposes to be the payment of a taxable dividend to Holders of Convertible Debt Securities.

  In case of any consolidation or merger of the Company with or into another Person or any merger of another Person into the Company (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of the Common Stock), or in case of any sale or transfer of all or substantially all of the assets of the Company, each Convertible Debt Security then outstanding will, without the consent of the Holder of any Convertible Debt Security or Coupon, become convertible only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of Common Stock into which such Convertible Debt Security was convertible immediately prior thereto (assuming such holder of Common Stock failed to exercise any rights of election and that such Convertible Debt Security was then convertible). (Section 1211)

REGISTRATION, TRANSFER, PAYMENT AND PAYING AGENTS

  The Indentures provide that the Company may issue Debt Securities in registered form only, in bearer form only, or in both registered and bearer form.

  Unless otherwise indicated in the applicable Prospectus Supplement, Registered Securities will be issued in denominations of $1,000 or any integral multiple thereof, without interest Coupons, and definitive Bearer Securities will be issued in denominations of $1,000 and $10,000, with interest Coupons attached. (Section 302)

  Unless otherwise indicated in the applicable Prospectus Supplement, the principal, premium, if any, and interest on the Registered Securities will be payable, Registered Securities may be surrendered for registration of transfer or exchange and Registered Securities may be surrendered for conversion at an office or agency to be maintained by the Company in the Borough of Manhattan, The City of New York, provided that payments of interest with respect to any Registered Security may be made at the option of the Company by check mailed to the address of the person entitled thereto or by transfer to an account maintained by the payee with a bank located in the United States. No service charge shall be made for any registration of transfer or exchange of Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge and any other expenses that may be imposed in connection therewith, except in certain circumstances. (Sections 305, 307 and 1002)

  Unless otherwise indicated in the applicable Prospectus Supplement, payment of principal of, premium, if any, and interest on Bearer Securities will be made, and Bearer Securities may be presented for conversion, subject to any applicable laws and regulations, at such office or agency outside the United States as is specified in the applicable Prospectus Supplement and as the Company may designate from time to time. Unless otherwise indicated in the applicable Prospectus Supplement, payment of interest due on Bearer Securities on any Interest Payment Date will be made only against surrender of the Coupon relating to such Interest Payment Date. Unless otherwise indicated in the applicable Prospectus Supplement, no payment of principal, premium or interest or surrender for conversion with respect to any Bearer Security will be made at any office or agency in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States; provided, however, that payment with respect to Bearer Securities may be made and any Bearer Securities may be surrendered for conversion, if applicable, at the Corporate Trust Office of the applicable Trustee or at any office or agency designated by the Company in the Borough of Manhattan, The City of New York, if (but only if) payment of the full amount of such principal, premium or interest or the surrender of Bearer Securities for conversion at all offices outside of the United States maintained for such purpose by the Company is illegal or effectively precluded by exchange controls or similar restrictions. (Sections 307 and 1002)

  Unless otherwise indicated in the applicable Prospectus Supplement, Bearer Securities (provided that all unmatured related Coupons and matured related Coupons in default are attached) will be exchangeable for an equal aggregate principal amount of Registered Securities of the same series in denominations of $1,000 and integral multiples thereof without Coupons, and Registered Securities will be exchangeable for an equal aggregate principal amount of Registered Securities of different denominations, in each case without service charge (other than the cost of delivery) but upon payment of any taxes and other governmental charges, except in certain circumstances. Bearer Securities may be exchanged for Registered Securities of the same series by surrender of such Bearer Securities to be exchanged at any applicable Office or Agency for such series, with all unmatured Coupons and all matured Coupons in default thereto appertaining. If and so long as Registered Securities of a series are represented solely by a global Debt Security (see "Global Securities" below), a Bearer Security may be exchanged for a beneficial interest in such global Debt Security only by and through a DTC Participant (as defined in "Global Securities" below). In case a Bearer Security of any series is surrendered at any such Office or Agency for such series in exchange for a Registered Security of such series and like tenor after the close of business at such Office or Agency on (i) any Regular Record Date and before the opening of business at such Office or Agency on the relevant Interest Payment Date, or (ii) any Special Record Date and before the opening of business at such Office or Agency on the related date for payment of Defaulted Interest, such Bearer Security shall be surrendered without the Coupon relating to such Interest Payment Date or proposed date for payment of Defaulted Interest, as the case may be, and interest or Defaulted Interest, as the case may be, shall not be payable on such Interest Payment Date or proposed date for payment of Defaulted Interest, as the case may be, in respect of the Registered Security issued in exchange for such Bearer Security, but shall be payable only to the Holder of such Coupon when due in accordance with the provisions of the Indentures. Unless otherwise indicated in the applicable Prospectus Supplement, Registered Securities will not be exchangeable for Bearer Securities. Registered Securities shall be registered as provided in the Indenture. (Section 305)

  Unless otherwise indicated in the applicable Prospectus Supplement, the Company shall not be required (i) to issue, register the transfer of or exchange any Debt Securities during a period beginning at the opening of business 15 days before the day of the selection for redemption of such Debt Securities and ending at the close of business on the day of such selection, or
(ii) to register the transfer of or exchange any Registered Security so selected for redemption in whole or in part, except, in the case of any Debt Security to be redeemed in part, the portion thereof not to be redeemed, or
(iii) to exchange any Bearer Security so selected for redemption except, to the extent provided with respect to such Bearer Security, that such Bearer Security may be exchanged for a Registered Security of like tenor and the same series, provided that such Registered Security shall be immediately surrendered for redemption with written instruction for payment consistent with the provisions of Indenture or (iv) to issue, register the transfer of or exchange any Debt Security which, in accordance with its terms, has been surrendered for repayment at the option of the holder of such Debt Security, except the portion, if any, of such Security not to be so repaid. (Section 305)

GLOBAL SECURITIES

  The Debt Securities may be issued in whole or in part in the form of one or more global securities, each of which will be deposited with, or on behalf of, a depository (a "Depository"). Global Debt Securities may be issued in either registered or bearer form and in either temporary or permanent form. The Company anticipates that Bearer Securities will be represented initially by a temporary global Debt Security in bearer form, without interest Coupons or conversion rights, which will be deposited on the applicable closing date on behalf of subscribers for the Bearer Securities represented thereby with a common depository in London for their respective accounts at Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euroclear Clearance System ("Euroclear"), or Cedel Bank, S.A. ("Cedel"). Upon deposit of the temporary global Debt Security, Euroclear or Cedel, as the case may be, will credit each subscriber with a principal amount of Bearer Securities equal to the principal amount thereof for which it has subscribed and paid. The temporary global Debt Security will be exchangeable for definitive Bearer Securities in denominations of $1,000 and $10,000 or other authorized denominations, each with related interest Coupons attached, or Registered Securities in denominations of $1,000 or an integral multiple thereof, if permitted by the rules and procedures then in effect of Cedel, Euroclear and The Depository Trust Company ("DTC"), commencing on the exchange date specified in the applicable Prospectus Supplement (the "Exchange Date"), if permitted. Exchange for definitive Bearer Securities will be made only upon certification that the beneficial owners of such Bearer Securities are not United States persons (as defined below) or other persons who have purchased such Bearer Securities for resale to United States persons. No Bearer Debt Security so delivered in exchange will be mailed or otherwise delivered to any location in the United States. The temporary global Debt Security will be exchangeable for Registered Securities in denominations of $1,000 or an integral multiple thereof at any time without certification of non-U.S. status; provided that such exchange is permitted by the rules and procedures then in effect of Cedel and Euroclear, and provided, further, that if and so long as Registered Securities of a series are represented solely by a global Debt Security, such exchange may be effected only by and through a DTC Participant (as defined below). A beneficial owner must exchange its share of the global Debt Security in bearer form for definitive Debt Securities, in either registered or bearer form, before payments can be collected or conversion rights exercised. (Section 304) Any additional or differing terms of the depository arrangements will be described in the Prospectus Supplement relating to a particular series of Debt Securities issued in the form of temporary global Debt Securities.

  In addition, the Company anticipates that any global Debt Security in registered form will be deposited with, or on behalf of DTC, and that such global Debt Security will be permanent and will be registered in the name of Cede & Co., DTC's nominee. The Company further anticipates that the following provisions will apply to the Depository arrangements with respect to any such global Debt Security in registered form. Any additional or differing terms of the depository arrangements will be described in the Prospectus Supplement relating to a particular series of Debt Securities issued in the form of global Debt Securities.

  So long as DTC or its nominee is the registered owner of a global Debt Security, DTC or its nominee, as the case may be, will be considered the sole Holder of the Debt Securities represented by such global Debt Security for all purposes under the applicable Indenture. Except as described below, owners of beneficial interests in a global Debt Security will not be entitled to have Debt Securities represented by such global Debt Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities in definitive form and will not be considered the owners or Holders thereof under the applicable Indenture. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form; accordingly, such laws may limit the transferability of beneficial interests in a global Debt Security.

  Unless otherwise specified in the applicable Prospectus Supplement, each global Debt Security in registered form will be exchangeable for definitive Registered Securities of the same series only if (i) DTC notifies the Company that it is unwilling or unable to continue as Depository or DTC ceases to be a clearing agency registered under the Exchange Act (if so required by applicable law or regulation) and, in either case, a successor Depository is not appointed by the Company within 90 days after the Company receives such notice or becomes aware of such ineligibility, (ii) the Company in its sole discretion determines that the global Debt Securities shall be exchangeable for definitive Registered Securities and delivers a Company Order to the Trustee to such effect or (iii) there shall have occurred and be continuing an Event of Default under the Indenture with respect to the Debt Securities of any series. Upon any such exchange, owners of a beneficial interest in the global Debt Security or Securities in registered form will be entitled to physical delivery of individual Debt Securities in definitive form of like tenor, terms and rank, equal in principal amount to such beneficial interest, and to have such Debt Securities in definitive form registered in the names of the beneficial owners, which names shall be provided by DTC's relevant participants (as identified by DTC) to the Trustee. Unless otherwise described in the applicable Prospectus Supplement, Debt Securities so issued in definitive form will be issued in denominations of $1,000 or any integral multiple thereof, and will be issued in registered form only, without Coupons. (Section 305)

  The following is based on information furnished to the Company:

  DTC will act as securities Depository for the global Debt Securities in registered form. These Debt Securities will be issued as fully Registered Securities registered in the name of Cede & Co. (DTC's partnership nominee). One fully registered Debt Security certificate will be issued and deposited with DTC with respect to each series of Debt Securities, each in the aggregate principal amount of such series (except that if the aggregate principal amount of a series of Debt Securities exceeds $200 million (or such other amount as shall be permitted by DTC from time to time) one certificate will be issued with respect to each $200 million of principal amount and an additional certificate will be issued with respect to any remaining principal amount of such series).

  DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

  Purchases of Debt Securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the Debt Securities on DTC's records. The ownership interest of each actual purchaser of each Debt Security ("Beneficial Owner") is in turn recorded on the Direct and Indirect Participants' records. A Beneficial Owner will not receive written confirmation from DTC of its purchase, but is expected to receive a written confirmation providing details of the transaction, as well as periodic statements of its holdings, from the Direct or Indirect Participant through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in Debt Securities are accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Debt Securities, except in the event that use of the book-entry system for the Debt Securities is discontinued.

  To facilitate subsequent transfers, the Debt Securities deposited by Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of the Debt Securities with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Debt Securities; DTC's records reflect only the identity of the Direct Participants to whose accounts such Debt Securities are credited, which may or may not be the Beneficial Owners. The Participants remain responsible for keeping account of their holdings on behalf of their customers.

  Delivery of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

  Neither DTC nor Cede & Co. will consent or vote with respect to the Debt Securities. Under its usual procedures, DTC mails a proxy (an "Omnibus Proxy") to the issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Debt Securities are credited on the record date (identified on a list attached to the Omnibus Proxy).

  Principal payments, premium payments, if any, and interest payments, if any, on the registered Debt Securities in global form will be made to Cede & Co., as nominee of DTC. DTC's practice is to credit Direct Participants' accounts, upon DTC's receipt of funds and corresponding detail information from the issuer, on the payment date in accordance with their respective holdings as shown on DTC's records. Payments by Direct and Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and are the responsibility of such Direct and Indirect Participants and not of DTC, the Trustee, or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal (premium, if any) and interest, if any, to Cede & Co. is the responsibility of the Company or the Trustee, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

  If applicable, redemption notices shall be sent to DTC. If less than all of the Debt Securities of a series represented by global Debt Securities in registered form are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

  To the extent that any Debt Securities provide for repayment or repurchase at the option of the Holders thereof, a Beneficial Owner shall give notice of any option to elect to have its interest in the global Debt Security repaid by the Company, through its Participant, to the Trustee, and shall effect delivery of such interest in a global Debt Security by causing the Direct Participant to transfer the Participant's interest in the global Debt Security or Securities representing such interest, on DTC's records, to such Trustee. The requirement for physical delivery of Debt Securities in connection with a demand for repayment will be deemed satisfied when the ownership rights in the global Debt Security or Securities representing such Debt Securities are transferred by Direct Participants on DTC's records and followed by a book-entry credit of the tendered Debt Securities to the Trustee's account.

  DTC may discontinue providing its services as Depository with respect to the Debt Securities at any time by giving reasonable notice to the Company or the Trustee. Under such circumstances, in the event that a successor Depository is not appointed, Debt Security certificates are required to be printed and delivered.

  The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor Depository). In that event, Debt Security certificates will be printed and delivered.

  The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

  None of the Company, the Trustee or any applicable Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global Debt Security, or for maintaining, supervising or reviewing any records relating to such beneficial interest.

LIMITATIONS ON ISSUANCE OF BEARER SECURITIES

  In compliance with United States tax laws and regulations, Bearer Securities may not be offered or sold prior to the Exchange Date specified in the applicable Prospectus Supplement, or at any time if part of a distributor's unsold allotment, to a person who is within the United States or to a United States person other than (i) certain financial institutions located outside the United States that agree in writing to comply with the requirements of Section 165(j)(3)(A), (B), or (C) of the United States Internal Revenue Code of 1986, as amended (the "Code") and the regulations thereunder, (ii) the United States offices of exempt distributors, or (iii) United States offices of international organizations or foreign central banks. United States tax laws and regulations also require that Bearer Securities not be mailed or otherwise delivered to any location in the United States. Any underwriters, agents and dealers participating in the offering of Debt Securities must covenant that they will not offer or sell during the applicable restricted period (as defined in the Code and the regulations thereunder) any Bearer Securities within the United States or to United States persons (other than the persons described above) or deliver in connection with the sale of Bearer Securities during the restricted period any Bearer Securities within the United States, and that they have in effect procedures reasonably designed to ensure that their employees and agents who are directly engaged in selling the Bearer Securities are aware of the restrictions described above. No definitive Bearer Security will be delivered in connection with its original issuance nor will interest be paid on any Bearer Security until receipt of written certification of non-U.S. status described above under "--Global Securities."

  As used herein, "United States person" means any citizen or resident of the United States, any corporation, partnership or other entity created or organized in or under the laws of the United States, any estate, the income of which is subject to United States federal income taxation regardless of its source, and any trust if a court within the United States is able to exercise primary supervision of the administration thereof and one or more United States persons has the authority to control all substantial decisions thereof, or any other person included within the definition of United States person under the Code and the regulations thereunder; and "United States" means the United States of America (including the states thereof and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction. Purchasers of Bearer Securities will be subject to certification procedures and may be affected by certain limitations under United States tax laws. (Section
101)

  Unless otherwise indicated in the applicable Prospectus Supplement, the temporary global Bearer Security and the definitive Bearer Securities and interest Coupons will bear the following legend: "Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the United States Internal Revenue Code." The sections referred to in such legend provide that any United States person holding a Bearer Security or interest Coupon, with certain limited exceptions, will not be entitled to deduct any loss incurred with respect to such Bearer Security or interest Coupon and will not be entitled to any capital gain treatment with respect to any sale, redemption or other disposition of such Bearer Security or interest Coupon but will be taxed thereon at ordinary income rates instead.

REDEMPTION

 Redemption at the Option of the Company

  The applicable Prospectus Supplement will specify whether or not the Debt Securities will be redeemable at the option of the Company and the terms upon which such Debt Securities may be so redeemed.

  Notice of intention to redeem redeemable Debt Securities will be given in accordance with "Notices" below. In the case of redemption of all Debt Securities of a series, notice will be given by the Trustee not more than 60 nor less than 20 days prior to the Redemption Date. Notices of redemption will specify, among other things, (i) the Redemption Date; (ii) the Redemption Price, and accrued interest, if any; (iii) in the case of a partial redemption, the identification and aggregate principal amount of Debt Securities to be redeemed and the aggregate principal amount of the Debt Securities which will be outstanding after such partial redemption; (iv) that, on the Redemption Date, the Redemption Price shall become due and payable upon each such Debt Security or portion thereof to be redeemed, and, if applicable, that interest thereon shall cease to accrue on and after said date; (v) if applicable, the Conversion Price, the date on which the right to convert the Debt Securities to be redeemed will terminate and the places where such Debt Securities, together with all unmatured Coupons and any matured Coupons in default appertaining thereto, may be surrendered for conversion; (vi) the place or places where such Securities, together (in the case of Bearer Securities) with all Coupons appertaining thereto, if any, maturing after the Redemption Date, are to be surrendered for payment of the Redemption Price and any accrued interest and Additional Amounts pertaining thereto; (vii) that the redemption is for a sinking fund, if such is the case; (viii) that, unless otherwise specified in such notice, Bearer Securities of any series, if any, surrendered for redemption must be accompanied by all Coupons maturing subsequent to the Redemption Date or the amount of any such missing Coupon or Coupons will be deducted from the Redemption Price, unless security or indemnity satisfactory to the Company, the Trustee and any Paying Agent is furnished; and (ix) if Bearer Securities of any series are to be redeemed and any Registered Securities of such series are not to be redeemed, and if such Bearer Securities may be exchanged for Registered Securities not subject to redemption on the Redemption Date, the last date, as determined by the Company, on which such exchanges may be made. All redemption notices are irrevocable, except in the case of certain redemptions for taxation reasons specified in the next succeeding subsection. (Section 1104).

 Redemption for Taxation Reasons

  If the Company has or will become obligated to pay Additional Amounts (as described below under "Payment of Additional Amounts to Non United States Persons") as a result of any change in, or amendment to, the laws (including any regulations or rulings promulgated thereunder) of the United States or any political subdivision or taxing authority thereof or therein affecting taxation, or any change in, or amendment to, the application or official interpretation of such laws, regulations or rulings (any such change or amendment being herein referred to as a "Tax Law Change"), and such obligations cannot be avoided by the Company taking reasonable measures available to it, the Debt Securities held by Persons who are not United States persons and to whom such Additional Amounts have or will become payable (the "Tax Affected Debt Securities") may be redeemed, at the option of the Company, in whole but not in part. Such redemption of Tax Affected Debt Securities shall be upon not less than 20 nor more than 60 days' prior notice as provided under "Notices" below, at a redemption price equal to 100% of the principal amount of the Tax Affected Debt Securities, plus accrued interest to the redemption date and any Additional Amounts then payable; provided, however, that (1) no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Company would be obligated to pay any such Additional Amounts were a payment in respect of the Tax Affected Debt Securities then due and (2) at the time such notice of redemption is given, the obligation to pay such Additional Amounts remains in effect. Prior to the publication of any notice of redemption pursuant to this paragraph, the Company shall deliver to the Trustee (a) a certificate stating that the Company is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Company so to redeem have occurred and (b) an opinion of counsel selected by the Company to the effect that the Company has or will become obligated to pay such Additional Amounts as a result of a Tax Law Change. The Company's right to redeem the Tax Affected Debt Securities shall continue as long as the Company is obligated to pay such Additional Amounts, notwithstanding that the Company shall have theretofore made payments of Additional Amounts. (Section 1102)

  In addition, if the Company determines, based upon a written opinion of counsel selected by the Company, that, as a result of a Tax Law Change, any payment made outside the United States by the Company or any of its Paying Agents of the full amount of principal, premium, if any, or interest due with respect to any Bearer Debt Security or Coupon appertaining thereto would be subject to any certification, identification or other information reporting requirement of any kind, the effect of which is the disclosure to the Company, any Paying Agent or any governmental authority of the nationality, residence or identity of a beneficial owner of such Bearer Debt Security or Coupon who is not a United States person as defined below under "Payment of Additional Amounts to Non United States Persons" (other than such a requirement (a) which would not be applicable to a payment made by the Company or any one of its Paying Agents (i) directly to the beneficial owner or (ii) to any custodian, nominee or other agent of the beneficial owner, (b) which can be satisfied by the custodian, nominee or other agent certifying that the beneficial owner is not a United States person, provided that in each case referred to in clauses
(a) (ii) and (b) payment by such custodian, nominee or other agent to such beneficial owner is not otherwise subject to any such requirement, or (c) which would not be applicable but for the fact that a Bearer Debt Security constitutes a "United States real property interest," as defined in Section 897(c)(1) of the Code, with respect to the beneficial owner of such Bearer Debt Security, the Company at its election will either (x) redeem the Bearer Securities, as a whole but not in part, at a redemption price equal to 100% of the principal amount thereof, plus accrued interest to the redemption date, or
(y) if and so long as the conditions of the third paragraph under "Payment of Additional Amounts to Non United States Persons" are satisfied, pay the Additional Amounts specified in such paragraph. The Company will make such determination and election and notify the Trustee thereof in writing as soon as practicable, and the Trustee will promptly give notice of such determination (the "Determination Notice"), in each case stating the effective date of such certification, identification or information reporting requirement, whether the Company will redeem the Bearer Securities or will pay the Additional Amounts specified in the third paragraph under

"Payment of Additional Amounts" and (if applicable) the last date by which the redemption of the Bearer Securities shall take place. If the Company elects to redeem the Bearer Securities, such redemption shall take place on a date not later than one year after publication of the Determination Notice, as the Company elects by notice in writing to the Trustee at least 75 days before that date, unless shorter notice is acceptable to the Trustee. Notwithstanding the foregoing, the Company shall not be required to so redeem the Bearer Securities if the Company, based upon a written opinion of counsel selected by the Company, subsequently determines, not less than 30 days prior to the Redemption Date, that subsequent payments would not be subject to any such requirement, in which case the Company will notify the Trustee in writing of its determination not to so redeem the Bearer Securities, and the Trustee will promptly give notice to the Holders of the Bearer Securities of that determination and any earlier redemption notice will thereupon be revoked and of no further effect. If the Company elects as provided in clause (y) above to pay Additional Amounts, the Company may, as long as the Company is obligated to pay such Additional Amounts, redeem all the Bearer Securities, at any time, as a whole but not in part, at a redemption price equal to 100% of the principal amount thereof plus accrued interest to the redemption date and any Additional Amounts then payable. (Section 1102)

 Repayment at Option of Holder

  Unless otherwise specified in an applicable Prospectus Supplement, each holder of a Convertible Debt Security shall have the right to cause the Company to repay such Convertible Debt Security (or portions thereof in integral multiples of $1,000) for a cash amount equal to 100% of the principal amount thereof plus accrued interest to the redemption date and any Additional Amounts then payable, if a Repayment Event (as defined below) occurs or has occurred. The "Repayment Date" for this purpose shall be the ninetieth (90th) day after the later of the Exchange Date or the date a Repayment Event has occurred. (Section 1502) Notice with respect to the occurrence of a Repayment Event will be given to all Holders of Convertible Debt Securities with repayment rights in accordance with "Notices" below and not later than 30 days after the later of the Exchange Date or the date of such Repayment Event. Notices of repayment will specify, among other things, (i) the Repayment Date; (ii) the date by which the repurchase right must be exercised; (iii) the price at which the Convertible Debt Securities are to be repaid, including accrued interest and Additional Amounts, if any; (iv) if applicable, the Conversion Price then in effect, the date on which the right to convert the Securities to be repaid will terminate and the place or places where such Securities, together (in the case of Bearer Securities) with all unmatured Coupons and any matured Coupons in default appertaining thereto, may be surrendered for conversion; and (v) a description of the repayment right procedures that a Holder must follow and the place or places where such Securities, together (in the case of Bearer Securities) with all Coupons appertaining thereto, if any, maturing after the Repayment Date, are to be surrendered for payment (or the amount of any such missing Coupon or Coupons will be deducted from any amount due to such Holder) and any accrued interest and Additional Amounts, if any, pertaining thereto. (Section 1503)

  To be repaid, a Convertible Debt Security must be received by the Trustee with a duly executed written notice, substantially in the form provided on the reverse side of such Convertible Debt Security, at the place of payment not earlier than 60 days nor later than 30 days prior to the Repayment Date. Each Bearer Convertible Debt Security delivered for repayment must be delivered with all unmatured Coupons. Once notice is given by the Holder to the Paying Agent, it is irrevocable. However, holders of Convertible Debt Securities will retain the right to require such Convertible Debt Securities to be converted into Common Stock until two business days prior to the Repayment Date. (Sections 1201 and 1504)

  A "Repayment Event" shall have occurred if the Common Stock (or other equity securities into which the Debt Securities are then convertible) is neither listed for trading on a United States national securities exchange, the Nasdaq National Market nor approved for trading on an established automated over-the-counter trading market in the United States. (Section 1502)

  Certain of the Company's existing and future agreements relating to its indebtedness could prohibit the repayment by the Company of the Convertible Debt Securities pursuant to the exercise by a Convertible Debt Security holder of the foregoing option, depending on the financial circumstances of the Company at the time any such repayment may occur, because such repayment could cause a breach of certain financial ratio and/or other covenants contained in such agreements. Such a breach may constitute an event of default under such indebtedness and thereby restrict the Company's ability to repay the Convertible Debt Securities. See "Subordination of Debt Securities" above.

COVENANTS OF THE COMPANY

  Unless set forth in an applicable Prospectus Supplement, the Indenture will not contain any financial covenants or similar restrictions respecting the Company, and in the absence of such provisions, holders of the Debt Securities will have no protection (other than their rights upon an event of default, as described under "Events of Default" below) from adverse changes in the Company's financial condition. The Indenture also does not contain provisions which may afford the holders of any of the Debt Securities protection in the event of a highly leveraged transaction or similar transaction involving the Company. Any such provisions, if applicable to any Debt Securities, will be described in the Prospectus Supplement or Prospectus Supplements relating thereto.

PAYMENT OF ADDITIONAL AMOUNTS TO NON UNITED STATES PERSONS

  Unless otherwise specified in an applicable Prospectus Supplement, the Company will pay to the holder of any Debt Security or any related Coupon who is not a United States person (as defined below) such additional amounts ("Additional Amounts") as may be necessary in order that every net payment of the principal of, premium, if any, and interest on such Debt Security, after withholding for or on account of any present or future tax, assessment or governmental charge imposed upon or as a result of such payment by the United States or any political subdivision or taxing authority thereof or therein, will not be less that the amount provided for in such Debt Security or in such Coupon to be then due and payable; provided, however, that the foregoing obligations to pay Additional Amounts shall not apply to any one or more of the following:

    (a) any tax, assessment or other governmental charge which would not have been so imposed but for (i) the existence of any present or former connection between such Holder (or between a fiduciary, settlor, beneficiary, member, stockholder of or possessor of a power over such Holder, if such Holder is an estate, a trust, a partnership or a corporation) and the United States or any political subdivision or taxing authority thereof or therein, including, without limitation, such Holder (or such fiduciary, settlor, beneficiary, member, stockholder or possessor) being or having been a citizen or resident of the United States or treated as a resident thereof, or being or having been engaged in trade or business or present therein, or having had a permanent establishment therein, (ii) such Holder's present or former status as a personal holding company, a foreign personal holding company with respect to the United States, a controlled foreign corporation, a passive foreign investment company, or a foreign private foundation or foreign tax exempt entity for United States tax purposes, or a corporation which accumulates earnings to avoid United States Federal income tax, or (iii) such Holder's status as a bank extending credit pursuant to a loan agreement entered into in the ordinary course of business;

    (b) any tax, assessment or other governmental charge which would not have been so imposed but for the presentation by the Holder of such Debt Security or any related Coupon for payment on a date more than 15 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

    (c) any estate, inheritance, gift, sales, transfer, personal property or similar tax, assessment or governmental charge;

    (d) any tax, assessment or other governmental charge which would not have been imposed but for the failure to comply with any certification, identification or other reporting requirements concerning the nationality, residence, identity or connection with the United States of the Holder or beneficial owner of such Debt Security or any related Coupon, if compliance is required by statute or by regulation or ruling of the United States Treasury Department as a precondition to exemption from such tax, assessment or other governmental charge;

    (e) any tax, assessment or other governmental charge which is payable otherwise than by deduction or withholding from payments of principal of, premium, if any, or interest on such Debt Security;

    (f) any tax, assessment or other governmental charge imposed as a result of a Person's past or present actual or constructive ownership, including by virtue of the right to convert Debt Securities, of 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote;

    (g) any tax, assessment or other governmental charge required to be withheld by any Paying Agent from any payment of the principal of, premium, if any, or interest on such Debt Security, if such payment can be made without such withholding by any other Paying Agent in Western Europe;

    (h) any tax, assessment or other governmental charge imposed on a Holder that is a partnership or a fiduciary, but only to the extent that any beneficial owner or member of the partnership or beneficiary or settlor with respect to the fiduciary would not have been entitled to the payment of Additional Amounts had the beneficial owner, member, beneficiary or settlor directly received its beneficial or distributive stock of payments on such Debt Security;

    (i) any tax, assessment or other governmental charge which would not have been imposed but for the fact that such Debt Security constitutes a "United States real property interest," as defined in Section 897(c)(1) of the Internal Revenue Code, and the regulations thereunder, with respect to the beneficial owner of such Debt Security; or

    (j) any combination of items (a), (b), (c), (d), (e), (f), (g), (h) and
  (i). (Section 1004)

    As used herein, "United States" means the United States of America (including the states and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction and a "United States person" is a person that is, for United States federal income tax purposes, (a) a citizen or a resident of the United States, (b) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (c) an estate the income of which is subject to United States federal income taxation regardless of source, (d) any trust if a court within the United States is able to exercise primary supervision of the administration thereof and one or more United States persons has the authority to control all substantial decisions thereof, or (e) any other person included within the definition of United States person under the Code and the regulations thereunder. (Sections 101 and 1004)

  Notwithstanding the foregoing, if and so long as a certification, identification or other information reporting requirement referred to in the second paragraph under "Redemption for Taxation Reasons" above would be fully satisfied by payment of a backup withholding tax or similar charge, the Company may elect, by so stating in the Determination Notice, to have the provisions of this paragraph apply in lieu of redeeming the Bearer Debt Security pursuant to such second paragraph. In such event, the Company will pay as Additional Amounts such amounts as may be necessary so that every net payment made, following the effective date of such requirements, outside the United States by the Company or any Paying Agent of principal of, and premium, if any, due in respect of any Bearer Debt Security, or interest represented by any Coupon, the beneficial owner of which is not a United States person (but without any requirement that the nationality, residence or identity of such beneficial owner be disclosed to the Company, any Paying Agent or any governmental authority), after deduction or withholding for or on account of such backup withholding tax or similar charge, other than a backup withholding tax or similar charge which is (a) the result of a certification, identification or information reporting requirement described in the first parenthetical clause of such second paragraph, (b) imposed as a result of the fact that the Company or any Paying Agent has actual knowledge that the beneficial owner of such Bearer Debt Security or Coupon is within the category of persons described in clause (a) of the first paragraph under this heading or (c) imposed as a result of presentation of such Bearer Debt Security or Coupon for payment more than 15 days after the date on which such payment becomes due and payable or on which payment thereof is duly provided for, whichever occurs later, will not be less than the amount provided for in such Bearer Debt Security or Coupon to be then due and payable. (Section 1004)

EVENTS OF DEFAULT

  The following are Events of Default under the Indentures with respect to Debt Securities of any series: (a) failure to pay any interest on, or any Additional Amounts payable in respect of any interest on, any Debt Security of that series when due, continued for 10 days, and in the case of the Subordinated Securities, whether or not such payment is prohibited by the subordination provisions of the Subordinated Indenture; (b) failure to pay principal or any premium on any Debt Security of that series when due, upon maturity, redemption or otherwise, and in the case of the Subordinated Securities, whether or not such payment is prohibited by the subordination provisions of the Subordinated Indenture; (c) default in the deposit of any sinking fund payment or analogous payment, when due by the terms of the Debt Securities of that series, and in the case of the Subordinated Securities, whether or not such payment is prohibited by the subordination provisions of the Subordinated Indenture; (d) failure to perform any other covenant or breach of a warranty of the Company in the applicable Indenture (other than a covenant expressly included in such Indenture solely for the benefit of a series of Debt Securities other than that series) or any Debt Security of such series, continued for 60 days after written notice as provided in the applicable Indenture; (e) any acceleration of the maturity of any indebtedness of the Company for borrowed money in an aggregate principal amount exceeding $25,000,000, unless otherwise specified in the applicable Prospectus Supplement, or a failure to pay such indebtedness at its stated maturity, if such indebtedness is not discharged or such acceleration is not rescinded or annulled within 20 days after written notice as provided in the Indentures; (f) certain events of bankruptcy, insolvency or reorganization of the Company; and (g) any other Event of Default provided with respect to Debt Securities of that series. (Section 501) No Event of Default with respect to any particular series of Debt Securities necessarily constitutes an Event of Default with respect to any other series of Debt Securities. The Indentures provide that the Trustee thereunder may withhold notice to the holders of the Debt Securities of any series of the occurrence of a default with respect to the Debt Securities of such series (except a default in payment of principal, premium, if any, interest, Additional Amounts, if any, or sinking fund payments, if any) if the Trustee considers it in the interest of the Holders to do so. (Section 602) If an Event of Default with respect to Debt Securities of any series at the time outstanding shall occur and be continuing, either the applicable Trustee or the Holders of at least 25% in principal amount of the Debt Securities of that series may declare the principal amount of all Debt Securities of that series (or if any Debt Securities of such series are Original Issue Discount Securities or Indexed Securities, such portion of the principal amount of such Debt Securities as may be specified by the terms thereof) to be due and payable immediately; provided that in the case of certain events of bankruptcy, insolvency or reorganization, such principal amount (or portion thereof), premium, if any, interest and Additional Amounts, if any, shall automatically become due and payable. However, at any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree based on such acceleration has been obtained, the Holders of a majority in principal amount of the Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration. (Section 502) For information as to waiver of default, see "Modifications, Waivers and Meetings." Reference is made to the Prospectus Supplement relating to each series of Debt Securities which are Original Issue Discount Securities or Indexed Securities for the particular provisions relating to acceleration of the Maturity of a portion of the principal amount of such Original Issue Discount Securities or Indexed Securities upon the occurrence of an Event of Default and the continuation thereof.

  The Indentures provide that, subject to the duty of the respective Trustees thereunder during default to act with the required standard of care, such Trustee will be under no obligation to exercise any of its rights or powers under the respective Indentures at the request or direction of any of the Holders of the Debt Securities unless they shall have offered to such Trustee reasonable indemnity. (Section 601) Subject to such provisions for indemnification of the Trustees, the Holders of a majority in principal amount of the Debt Securities of any series affected will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee, or exercising any trust or power conferred on such Trustee, with respect to the Debt Securities of such series. (Section 512)

  No Holder of a Debt Security of any series will have any right to institute any proceeding with respect to the applicable Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless (i) such Holder has previously given to the applicable Trustee written notice of a continuing Event of Default with respect to the Debt Securities of that series, (ii) the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series have made written request, and such Holder or Holders have offered reasonable indemnity to such Trustee to institute such proceeding as trustee, and (iii) such Trustee for 60 days after receipt of such notice has failed to institute such proceeding, and has not received from the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer. (Section 507) However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for the enforcement of payment of the principal of or any premium or interest or Additional Amounts on such Debt Security on or after the applicable due date specified in such Debt Security or the right to convert such Debt Security. (Section 508)

  The Company will be required to furnish to the Trustees annually a statement as to whether there is a default in the performance or observance of certain covenants. (Section 1005)

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

  Upon the direction of the Company, the Indenture shall cease to be of further effect with respect to any series of Debt Securities and any Coupons appertaining thereto issued thereunder specified by the Company (subject to the survival of certain provisions thereof, including the obligation to pay Additional Amounts to the extent described below) when (i) either (A) all outstanding Debt Securities of such series and, in the case of Bearer Securities, all Coupons appertaining thereto, have been delivered to the Trustee for cancellation (subject to certain exceptions) or (B) all Debt Securities of such series have become due and payable or will become due and payable at their stated maturity within one year and such securities are not convertible or exchangeable for other securities or are to be called for redemption within one year and such securities are not convertible or exchangeable for other securities, and the Company has irrevocably deposited with the Trustee, in trust, funds in Dollars in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium, if any) and interest, if any (and, to the extent that (x) the Debt Securities of such series provide for the payment of Additional Amounts upon the occurrence of certain events of taxation, assessment or governmental charge with respect to payments on such Debt Securities and (y) the amount of any such Additional Amounts is at the time of deposit reasonably determinable by the Company, any such Additional Amounts) to the date of such deposit (if such Debt Securities have become due and payable) or to the Maturity thereof, as the case may be, (ii) the Company has paid all other sums payable under the Indenture with respect to the Debt Securities of such series, and (iii) certain other conditions are met. If the Debt Securities of any such series provide for the payment of Additional Amounts, the Company will remain obligated, following such deposit, to pay Additional Amounts on such Debt Securities to the extent that the amount thereof exceeds the amount deposited in respect of such Additional Amounts as aforesaid. (Section 401)

  If so provided in the applicable Prospectus Supplement, the Company may elect with respect to any series of Debt Securities either (a) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for, among other things, the obligation to pay Additional Amounts, if any, upon the occurrence of certain events of taxation, assessment or governmental charge with respect to payments on such Debt Securities to the extent that the amount thereof exceeds the amount deposited in respect of such Additional Amounts as provided below, and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities, to hold moneys for payment in trust, and, if applicable, to exchange or convert such Debt Securities into other securities in accordance with their terms) ("defeasance"), or (b) to omit to comply with its obligations with respect to certain restrictive covenants in
Section 1005 (Statement as to Compliance), Section 102 (Compliance Certificates and Opinions), and, to the extent specified pursuant to Section 301, any other covenant applicable to such Debt Securities in the Indenture, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to the Debt Securities of such series ("covenant defeasance"), in either case upon the irrevocable deposit with the Trustee (or other qualifying trustee), in trust for such purpose, of an amount, in U.S. dollars and/or Government Obligations (as defined in the Indenture) which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of and any premium and any interest on (and, to the extent that (x) the Debt Securities of such series provide for the payment of Additional Amounts and (y) the amount of any such Additional Amounts is at the time of deposit reasonably determinable by the Company, any such Additional Amounts with respect to) such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the due dates therefor, whether upon maturity, redemption or otherwise. (Section 402)

  Such defeasance or covenant defeasance shall only be effective if, among other things, (i) it shall not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement to which the Company is a party or is bound, and (ii) the Company has delivered to the Trustee an opinion of counsel (as specified in the Indenture) to the effect that the holders of such Debt Securities and Coupons appertaining thereto will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance or covenant defeasance, as the case may be, and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred (which opinion must, in the case of defeasance but not covenant defeasance, be based on a ruling of the Internal Revenue Service unless there has been a change in applicable federal income tax law after the date of execution of the Indenture such that a ruling is no longer required). It shall also be a condition to the effectiveness of such defeasance and covenant defeasance that no Event of Default or event which with notice or lapse of time or both would become an Event of Default with respect to Debt Securities and Coupons appertaining thereto of such series shall have occurred and been continuing on the date of, or with respect to defeasance (but not covenant defeasance) during the period ending on the 91st day after the date of, such deposit into trust. (Section 402)

  In the event the Company effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default other than an Event of Default with respect to any other covenant as to which there has been covenant defeasance, the amount of monies and/or Government Obligations deposited with the Trustee to effect such covenant defeasance may not be sufficient to pay amounts due on such Debt Securities and Coupons appertaining thereto at the time of any acceleration resulting from such Event of Default. However, the Company would remain liable to make payment of such amounts due at the time of acceleration.

  The applicable Prospectus Supplement may further describe the provisions, if any, permitting or restricting such defeasance or covenant defeasance with respect to the Debt Securities of a particular series.

MODIFICATIONS, WAIVERS AND MEETINGS

  The Indenture contains provisions permitting the Company and the Trustee thereunder, with the consent of the holders of a majority in principal amount of the outstanding Debt Securities of each series and affected by a modification or amendment, to modify or amend any of the provisions of the Indenture or of the Debt Securities of such series or the rights of the holders of the Debt Securities of such series under the Indenture, provided that no such modification or amendment shall, among other things, (i) change the Stated Maturity of the principal of, or premium, if any, or any installment of principal or interest on or Additional Amounts with respect to any Debt Securities or any sinking fund or analogous payment with respect thereof or reduce the principal amount thereof or any premium thereon, or the rate of interest thereon (or modify the calculation of such rate), or change the obligation of the Company to pay Additional Amounts, or reduce the amount of principal of any Debt Security that would be due and payable upon an acceleration of the maturity thereof, or adversely affect any right of repayment at the option of any Holder, or change the provisions of the Indentures relating to the Place of Payment for Bearer Debt Securities being located outside the United States, or the Currency in which the principal of, any premium or interest on, or any Additional Amounts with respect to any Debt Security or any sinking or analogous fund payment in respect thereof, is payable, or impair the Holder's right to institute suit to enforce the payment of any such Debt Securities, or (ii) reduce the aforesaid percentage in principal amount of Debt Securities of any series, the consent of the Holders of which is required for any such modification or amendment or the consent of whose holders is required for any waiver (of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences) or reduce the requirements for a quorum or voting at a meeting of holders of such Debt Securities. (Section 902) The Indenture also contains provisions permitting the Company and the Trustee, without the consent of the holders of any Debt Securities issued thereunder, to modify or amend the Indenture in order to, among other things, (a) add to the Events of Default or the covenants of the Company for the benefit of the holders of all or any series of Debt Securities;
(b) to add or change any provisions of the Indenture to facilitate the issuance of Bearer Securities; (c) to establish the form or terms of Debt Securities of any series and any related Coupons; (d) to cure any ambiguity or correct or supplement any provision therein which may be defective or inconsistent with other provisions therein, or to make any other provisions with respect to matters or questions arising under the Indenture which shall not adversely affect the interests of the Holders of any series of Debt Securities in any material respect; or (e) to amend or supplement any provision contained in the Indenture, provided that such amendment or supplement does not apply to any Outstanding Debt Securities issued prior to the date of such amendment or supplement and entitled to the benefits of such provision. (Section 901)

  The Holders of a majority in aggregate principal amount of the outstanding Debt Securities of any series may, on behalf of all Holders of Debt Securities of that series, waive any past default under the Indenture with respect to Debt Securities of that series and its consequences, except a default in the payment of the principal of, or premium, if any, or interest on or any Additional Amounts with respect to, any Debt Securities or any Coupons appertaining thereto of such series or in respect of a covenant or provision which cannot be modified or amended without the consent of the Holder of each outstanding Debt Security of such series affected. (Section 513)

  The Indenture contains provisions for convening meetings of the Holders of Debt Securities of each series. (Section 1601) A meeting may be called at any time by the Trustee, and also, upon request, by the Company or the Holders of at least 10% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given in accordance with the provisions of the Indenture. (Section 1602) Except for any consent which must be given by the Holder of each outstanding Debt Security affected thereby, as described above, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum (as described below) is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Debt Securities of that series; provided, however, that any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action which may be made, given or taken by the Holders of a specified percentage, which is less or more than a majority, in principal amount of the Outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with the Indenture will be binding on all Holders of Debt Securities of that series and the related Coupons. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series, subject to certain exceptions. (Section 1604)

CONSOLIDATION, MERGER AND SALE OF ASSETS

  The Company, without the consent of any Holders of Debt Securities, may consolidate or merge with or into, or transfer or lease its properties or assets substantially as an entirety to, any Person, and any other Person may consolidate or merge with and into, or transfer or lease properties or assets substantially as an entirety to, the Company provided that (i) the Person (if other than the Company) formed by any such consolidation or into which the Company is merged or which acquires or leases the properties or assets of the Company substantially as an entirety is a corporation, partnership or trust organized and validly existing under the laws of any United States jurisdiction or, subject to certain additional requirements, a corporation, limited liability company, partnership or trust organized under the laws of a jurisdiction other than the United States, that assumes the Company's obligations on the Debt Securities and under the Indentures, (ii) immediately after giving effect to such transaction no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing, and (iii) certain other conditions are met. Upon compliance with these provisions by a successor corporation, the Company would be relieved from its obligations under the Securities and under the Indenture. (Article Eight)

NOTICES

  Notice to Holders of Registered Securities will be given by mail to the addresses of such Holders as they may appear in the Security Register. Notice to Holders of Bearer Securities, if any, will be given by publication in a leading daily newspaper in the English language of general circulation in New York City and, if such Debt Securities are then listed on any stock exchange outside the United States, in a daily newspaper of general circulation in the city that such stock exchange requires. (Section 106)

TITLE

  The Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name a Debt Security is registered as the absolute owner thereof (whether or not such Debt Security may be overdue) for the purpose of making payment and for all other purposes. Title to Bearer Securities passes on delivery. (Section 308)

GOVERNING LAW

  The Indentures and the Debt Securities will be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts applicable to agreements made or instruments entered into and, in each case, performed in said state, except that the rights, protections, obligations, indemnities and immunities of the Trustee under the Indentures shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of laws principles of either state. (Section 113)

CONCERNING THE TRUSTEE

  The Indentures contain certain limitations on the right of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize for its own account on certain property received in respect of any such claim as security or otherwise. (Section 611) The Trustee will be permitted to engage in certain other transactions; however, if it acquires any conflicting interest and there is a default under the Debt Securities, it must eliminate such conflict or resign. (Section 613)

  The Trustee serves as a depositary of funds of, and performs other services for, the Company and its subsidiaries, and is trustee and fiscal agent under several other indentures and fiscal agency agreements pursuant to which debentures of the Company and various of its subsidiaries have been issued.

                              PLAN OF DISTRIBUTION

  The Securities may be offered and sold by the Company or by other selling securityholders to or through underwriters or to dealers acting as principals for their own account, and also may be sold directly to other purchasers or through agents.

  The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

  In connection with the sale of Securities, underwriters or agents may receive compensation from the Company, the selling securityholders or from purchasers of Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company or the selling securityholders and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions, under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Company or the selling securityholders will be described, in the Prospectus Supplement.

  Under agreements which may be entered into by the Company, underwriters and agents who participate in the distribution of Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act.

  Any Securities issued hereunder (other than Common Stock) will be new issues of securities with no established trading market. The Company may not apply for the listing of any Securities (other than the Common Stock) on any national securities exchange or on Nasdaq. No assurance can be given as to the liquidity of the trading market for any such Securities.

  Certain of the underwriters, dealers or agents and their associates may be customers of, engage in transactions with, and perform services for, the Company or the selling securityholders in the ordinary course of business.

                             VALIDITY OF SECURITIES

  The validity of the Securities to which this Prospectus relates will be passed upon for the Company by Seth H. Hoogasian, Esq., General Counsel of the Company. Mr. Hoogasian is a full-time employee and an officer of the Company. The validity of the Securities offered hereby will be passed upon for any relevant Underwriters by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts.

                                    EXPERTS

  The financial statements of the Company incorporated by reference in this Prospectus and the financial statement schedules incorporated by reference in the Registration Statement of which this Prospectus forms a part have been audited by Arthur Andersen LLP, independent public accountants, to the extent and for the periods as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

                                  $150,000,000

                     [THERMO ELECTRON LOGO APPEARS HERE]

                             7.625% NOTES DUE 2008


                     -------------------------------------

                             PROSPECTUS SUPPLEMENT
                                October 26, 1998

                     -------------------------------------


                                LEHMAN BROTHERS

                              SALOMON SMITH BARNEY